Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ALESCO FINANCIAL INC.

FORTUNE MERGER SUB, LLC and

COHEN BROTHERS, LLC

Dated as of February 20, 2009

- i -

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

- iii -

INDEX OF DEFINED TERMS

AFN	1
AFN Common Shares	3
AFN Disclosure Schedule	6
AFN Financial Advisor	19
AFN Incentive Plan	6
AFN Intellectual Property	18
AFN Leased Real Property	16
AFN Material Contracts	13
AFN Permits	13
AFN Preferred Shares	7
AFN Recommendation	19
AFN Restricted Stock Awards	6
AFN Reverse Stock Split	37
AFN SEC Documents	10
AFN Series A Preferred Share	3
AFN Series B Preferred Shares	9
AFN Shares	3
AFN Special Committee	1
AFN Stockholder Approval	9
AFN Stockholders’ Meeting	19
AFN Subsidiaries	7
Agreement	1
Articles Supplementary	9
Balance Sheet Date	11
Benefit Plan	12
Break-up Fee	50
business day	2
C&C	1
C&C 2008 Audited Financial Statements	44
C&C Class A Unit	3
C&C Class A/B Stock Exchange Ratio	3
C&C Class A/B Stock Merger Consideration	3
C&C Class A/B Unit Exchange Ratio	3
C&C Class A/B Unit Merger Consideration	3
C&C Class B Unit	3
C&C Class C Stock Exchange Ratio	3
C&C Class C Stock Merger Consideration	3
C&C Class C Unit	3
C&C Financial Statements	23
C&C LTIP Unit Awards	6
C&C Options Plan	6
C&C Surviving Company	2
C&C Unit Option	6
C&C Units	3

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CDO	27
CDO/Fund Documents	29
Certificate of Merger	2
Change in the Recommendation	40
Client	30
CLO	27
Closing	2
Closing Date	2
Cohen Approval	22
Cohen Benefit Plans	24
Cohen Disclosure Schedule	20
Cohen Equity Awards	21
Cohen Intellectual Property	35
Cohen Leased Real Property	33
Cohen Material Contracts	27

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Cohen Permits	30
Cohen Subsidiaries	20
Cohen Subsidiary	20
Combination	2
contract	10
Contribution	2
Delaware Secretary of State	2
DLLCA	1
Drop Dead Date	48
Effective Time	2
Encumbrances	8
Environmental Law	17
ERISA	12
ERISA Affiliate	12
Exchange Act	9
Exchange Agent	4
Exchange Fund	4
Excluded Party	39
expenses	49
FINRA	9
Form S-4	9
Fund	27
GAAP	7
Go-Shop Period End Date	39
Governmental Authority	9
Hazardous Substance	17
Intellectual Property	18
Investment Advisers Act	31
Investment Contract	27
IRS	24
Law	8
Material Adverse Effect	7
Material Contracts	27
Merger	2
Merger Consideration	3
Merger Sub	1
New C&C Units	3
NYSE	9
NYSE Alternext	44

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ordinary course of business	54
Permitted Encumbrances	18
person	54
Plan	12
Proxy Statement/Prospectus	9
Reclassification	9
Regulated Subsidiaries	31
REIT	14
Representatives	39
SDAT	9
Securities	29
Securities Act	8
Solicited Person	39
subsidiary	54
Superior Proposal	41
Takeover Proposal	41
Tax	16
Tax Return	16
Taxes	16
Voting Agreement	1
WARN	26

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2009 (this “Agreement”), by and among Alesco Financial Inc., a Maryland corporation (“AFN”), Fortune Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN (“Merger Sub”), and Cohen Brothers, LLC, a Delaware limited liability company (d/b/a Cohen & Company) (“C&C”).

BACKGROUND

WHEREAS, the respective boards of directors and managers of AFN and C&C have each deemed it advisable and in the best interests of their company for AFN and C&C to engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS, the board of directors of AFN, a special committee of the board of directors of AFN (the “AFN Special Committee”) and the board of managers of Merger Sub have approved the consummation of the Combination (as defined in Section 1.1(a)(ii)), upon the terms and subject to the conditions set forth in this Agreement, and, by resolutions duly adopted, have approved this Agreement and the transactions contemplated by this Agreement and determined that this Agreement and the transactions contemplated by this Agreement are advisable; and

WHEREAS, the board of managers of C&C has approved the consummation of the Combination, upon the terms and subject to the conditions set forth in this Agreement and, by resolutions duly adopted, has approved this Agreement and the transactions contemplated by this Agreement and determined that this Agreement and the transactions contemplated by this Agreement are advisable; and

WHEREAS, concurrently with the execution of this Agreement, each of the persons set forth in Exhibit A have entered into a voting agreement with AFN, in substantially the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which such persons have, among other things, agreed to cast all of the votes they are entitled to cast as members of C&C in favor of the Combination and the adoption of this Agreement in accordance with and subject to the terms set forth in the Voting Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. The Merger.

(a) Upon the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time (as defined in Section 1.2), C&C and Merger Sub shall consummate the Combination, pursuant to which:

(i) AFN shall contribute to Merger Sub all of the assets and liabilities of AFN not already owned, directly or indirectly, by Merger Sub prior to the Effective Time (the “Contribution”); and

(ii) Merger Sub shall be merged with and into C&C, whereby C&C shall be the surviving limited liability company (the “C&C Surviving Company“) and shall continue its existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of C&C and Merger Sub, and the separate limited liability company existence of Merger Sub shall cease (the “Merger“ and, together with the Contribution, the “Combination”).

(b) The Merger shall have the effects set forth in the DLLCA.

Section 1.2. Effective Time; Closing. As promptly as practicable (but in no event more than two business days) after the satisfaction or waiver of the conditions to the Combination set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing (as defined below), but subject to such conditions), Merger Sub and C&C shall prepare, and on the Closing Date (as defined below), C&C shall cause to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the provisions of the DLLCA. C&C and Merger Sub shall make all other filings or recordings required under the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent date or time as the parties shall agree and specify in the Certificate of Merger (the “Effective Time”).

Prior to the Effective Time, a closing of the Combination (the “Closing”) shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York. The date of the Closing is referred to as the “Closing Date.” For purposes of this Agreement, the term “business day” shall mean any day on which banks are not required or authorized to close in the City of New York.

Section 1.3. Organizational Documents. At the Effective Time, (i) the certificate of formation of C&C as in effect immediately prior to the Effective Time shall be the certificate of formation of the C&C Surviving Company until amended in accordance with the DLLCA; provided, however, that Article I shall read in its entirety: “The name of the company is Fortune Merger Sub, LLC” and (ii) the limited liability company operating agreement of Merger Sub, substantially in the form attached hereto as Exhibit C, as in effect immediately prior to the Effective Time shall be the limited liability company operating agreement of the C&C Surviving Company and shall be amended promptly following the Closing to identify the recipients of New C&C Units and the percentage interests represented by such New C&C Units. Such operating agreement shall remain in effect until further amended in accordance with the DLLCA.

Section 1.4. Managers and Officers. The persons named on Schedule 1.4 hereto shall, from and after the Effective Time, be the managers and officers of the C&C Surviving Company, each to hold office in accordance with the certificate of formation and the limited liability company operating agreement of the C&C Surviving Company, until their successors have been duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATIONS; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on C&C’s Units of Membership Interest.

(a) Conversion of C&C’s Units of Membership Interest. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) each issued and outstanding Class C unit of membership interest in C&C (“C&C Class C Unit”) (other than any C&C Class C Units to be cancelled in accordance with Section 2.1(b) hereof) shall be converted into the right to receive one (1) (the “C&C Class C Stock Exchange Ratio”) fully paid and nonassessable share of Series A Voting Convertible Preferred Stock, par value $0.001 per share, of AFN (“AFN Series A Preferred Share”) (the “C&C Class C Stock Merger Consideration”), (ii) at the election of the holder thereof (A) each issued and outstanding (1) Class A unit of membership interest in C&C (“C&C Class A Unit”) (other than any C&C Class A Units to be cancelled in accordance with Section 2.1(b) hereof) and (2) Class B unit of membership interest in C&C (“C&C Class B Unit” and, together with C&C Class A Units and C&C Class C Units, “C&C Units”) (other than any C&C Class B Units to be cancelled in accordance with Section 2.1(b) hereof) shall, together, be converted into the right to receive 0.57372 (the “C&C Class A/B Stock Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.001 per share, of AFN (“AFN Common Shares” and, together with AFN Series A Preferred Share, “AFN Shares”) (together with any cash in lieu of fractional shares, the “C&C Class A/B Stock Merger Consideration”) or (B) each issued and outstanding (1) C&C Class A Unit (other than any C&C Class A Units to be cancelled in accordance with Section 2.1(b) hereof) and (2) C&C Class B Unit (other than any C&C Class B Units to be cancelled in accordance with Section 2.1(b) hereof) shall, together, be converted into the right to receive 0.57372 units of membership interest (the “C&C Class A/B Unit Exchange Ratio”) in the C&C Surviving Company (“New C&C Units”) (together with any cash in lieu of fractional membership interests, the “C&C Class A/B Unit Merger Consideration”). The C&C Class C Stock Merger Consideration, the C&C Class A/B Stock Merger Consideration and the C&C Class A/B Unit Merger Consideration shall hereinafter be referred to as the “Merger Consideration.” As of the Effective Time, all C&C Class A Units, C&C Class B Units and C&C Class C Units shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any C&C Units shall cease to have any rights with respect thereto, except the right to receive the C&C Class C Stock Merger Consideration, the C&C Class A/B Stock Merger Consideration or the C&C Class A/B Unit Merger Consideration, as the case may be.

(b) Cancellation of C&C’s Units of Membership Interest. Each C&C Unit that is owned by AFN and C&C and their respective subsidiaries (other than C&C Units held either in a fiduciary or agency capacity that are beneficially owned by third parties or in satisfaction of prior debts) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Membership Units. All of the Merger Sub membership units issued and outstanding immediately prior to the Effective Time shall be automatically converted into a number of New C&C Units equal to the sum of 6,017,132 plus the aggregate number of AFN Common Shares issued in the Merger pursuant to Section 2.1(a), and AFN or a wholly owned subsidiary of AFN will be admitted as a member of the C&C Surviving Company.

Section 2.2. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, AFN shall designate a bank or trust company reasonably satisfactory to AFN and C&C to act as the exchange agent in the Combination (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to AFN and C&C. From time to time after the Effective Time but by 10:00 a.m., Eastern time, on the Closing Date, AFN shall deliver to the Exchange Agent certificates representing AFN Shares sufficient to deliver the aggregate C&C Class A/B Stock Merger Consideration and C&C Class C Stock Merger Consideration and the amount of cash sufficient to pay any cash payable in lieu of fractional shares or membership interests pursuant to Section 2.2(f) (the “Exchange Fund.”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, AFN and the C&C Surviving Company shall cause the Exchange Agent to mail to each holder of record of C&C Units as of immediately prior to the Effective Time (i) a letter of transmittal in customary form which contains customary provisions, including customary provisions with respect to delivery of an “agent’s message,” and (ii) instructions for use in effecting the surrender of the C&C Units in exchange for certificates representing whole AFN Shares, cash in lieu of any fractional shares pursuant to Section 2.2(f), and any dividends or other distributions payable pursuant to Section 2.2(d). Upon receipt of an “agent’s message” by the Exchange Agent, together with such duly executed letter of transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such C&C Units shall be entitled to receive in exchange therefor a certificate representing that number of whole AFN Shares to which such holder is entitled pursuant to Sections 2.1(a), payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.2(f), and any dividends or distributions payable pursuant to Section 2.2(d).

(c) C&C Unit Merger Consideration. New C&C Units shall not be certificated. After the Effective Time, the C&C Surviving Company shall amend its limited liability company operating agreement to identify the recipients of New C&C Units in the Merger and the percentage interests represented by such New C&C Units.

(d) Dividends and Other Distributions with Respect to Unexchanged Shares. All AFN Shares and New C&C Units to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by AFN in respect of AFN Shares or the C&C Surviving Company in respect of New C&C Units, the record date for which dividend or other distributions is after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares or membership interests issuable pursuant to this Agreement. Notwithstanding the foregoing, no dividends or other distributions with respect to AFN Shares or New C&C Units with a record date after the Effective Time shall be delivered to the holder of any unsurrendered C&C Units, and no cash payment in lieu of fractional shares or membership interests shall be paid to any such holder pursuant to Section 2.2(f), until such C&C Units have been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such C&C Units, there shall be delivered to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole AFN Shares or New C&C Units issuable in exchange therefore pursuant to this Article II, together with any cash payable in lieu of fractional shares or membership interests to which such holder is entitled pursuant to Section 2.2(f), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole AFN Shares or New C&C Units and upon issuance of such New C&C Units, the holder thereof will be admitted as a member of the C&C Surviving Company with respect to such New C&C Units, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole AFN Shares or New C&C Units.

(e) No Further Ownership Rights in Shares or Units. All AFN Shares and New C&C Units issued upon surrender for exchange of C&C Units in accordance with the terms of this Article II and any cash paid pursuant to Section 2.2(d) or Section 2.2(f) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to C&C Units. At the Effective Time, the transfer books and records of C&C shall be closed and there shall be no further registration of transfers on the transfer books of the C&C Surviving Company of C&C Units, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any C&C Units are presented to the C&C Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) No Fractional Shares or Membership Interests. No fraction of an AFN Common Share or New C&C Unit shall be issued by virtue of the Combination, but in lieu thereof each holder of C&C Units who would otherwise be entitled to a fraction of an AFN Common Share (after aggregating all fractional shares of AFN Common Shares issuable to such holder) or New C&C Unit (after aggregating all fractional interests of New C&C Units issuable to such holder) shall, upon surrender of such holder’s C&C Units, receive from AFN or the C&C Surviving Company, as the case may be, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (x) the fraction of a share or unit which such holder would otherwise receive, multiplied by (y) the fair market value of one AFN Common Share or one New C&C Unit, as the case may be.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the C&C Surviving Company, provided that no such investment or loss thereon shall affect the amounts payable to former members of C&C after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to the C&C Surviving Company. To the extent that there are losses with respect to such investments, the C&C Surviving Company shall promptly replace or restore the portion of the Exchange Fund lost through investments.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of C&C Units one year after the Effective Time shall be delivered to the C&C Surviving Company upon demand, and the holders of C&C Units who have not theretofore complied with this Article II shall thereafter look only to (i) AFN for delivery of their claim for the C&C Class A/B Stock Merger Consideration and the C&C Class C Stock Merger Consideration and (ii) to the C&C Surviving Company for delivery of their claim for the C&C Class A/B Unit Merger Consideration.

(i) Withholding Tax. AFN, the C&C Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any person who was a holder of C&C Units immediately prior to the Effective Time such amounts as AFN, the C&C Surviving Company or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by AFN, the C&C Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

(j) No Liability. Notwithstanding the provisions in Section 2.2(h), none of AFN, Merger Sub, C&C, the C&C Surviving Company or the Exchange Agent or any of their respective members, managers, directors, officers, employees or agents shall be liable to any person in respect of the Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3. Treatment of C&C Unit Options and LTIP Units.

(a) C&C Unit Options. All C&C unit options (each a “C&C Unit Option”) granted under the Cohen Brothers, LLC 2005 Key Employee Unit Options Plan, as amended (the “C&C Options Plan”), shall, at the Effective Time, be cancelled. Prior to the effectiveness of the Form S-4 (as defined in Section 3.4(a)), C&C shall notify AFN as to whether C&C desires to pay the holders of C&C Unit Options either (x) cash (rounded to the nearest whole cent), equal to the product of each C&C Unit Option multiplied by the fair market value of such C&C Unit Option or (y) in lieu of cash, a number of restricted AFN Common Shares (the “AFN Restricted Stock Awards”) to be issued pursuant to the Alesco Financial Inc. 2006 Long-Term Incentive Plan, as amended (the “AFN Incentive Plan”), promptly after the Closing Date. To the extent that holders of C&C Unit Options or others will receive AFN Restricted Stock Awards pursuant to this Section 2.3, the C&C Class A/B Stock Exchange Ratio shall be recalculated and equal the number determined by dividing (i) (a) 9,611,782 minus (b) the aggregate number of AFN Restricted Stock Awards granted to the holders of C&C Unit Options by (ii) 16,753,309.

(b) C&C LTIP Units. Each C&C unit of LTIP membership interest (the “C&C LTIP Unit Awards”) shall, immediately prior to the Effective Time, be automatically converted into one C&C Class A Unit and C&C Class B Unit and shall be considered outstanding C&C Class A Units and C&C Class B Units for all purposes thereafter.

Section 2.4. Certain Adjustments. So as to maintain the relative proportionate interests of the holders of C&C Units in AFN Shares on a fully diluted basis immediately following the Effective Time, the C&C Class A/B Stock Exchange Ratio, the C&C Class A/B Stock Merger Consideration, the C&C Class C Stock Exchange Ratio, the C&C Class C Stock Merger Consideration, the C&C Class A/B Unit Exchange Ratio and the C&C Class A/B Unit Merger Consideration shall be adjusted to reflect fully the appropriate effect of any issuance of AFN Shares or C&C Units permitted under Section 5.1(a) or stock-split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, AFN Shares or C&C Units), reorganization, recapitalization, reclassification, combination or exchange of shares or units, or other similar change with respect to AFN Shares or C&C Units having a record date occurring on or after the date hereof and prior to the Effective Time; provided, however, that the AFN Reverse Stock Split (as defined in Section 5.1(a)) shall not result in an adjustment pursuant to this Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AFN AND MERGER SUB

AFN and Merger Sub hereby jointly and severally represent and warrant to C&C that, except (i) as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K filed by AFN since December 31, 2007 and prior to the date hereof with the SEC (excluding all disclosures in any “Risk Factors” sections and any other prospective or forward-looking information) or (ii) as set forth in the disclosure schedule delivered by AFN and Merger Sub to C&C prior to the execution and delivery of this Agreement, which identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face (the “AFN Disclosure Schedule”):

Section 3.1. Organization; Qualification.

(a) AFN is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the subsidiaries of AFN listed in Section 3.1(a) of the AFN Disclosure Schedule (the “AFN

Subsidiaries”) is a corporation, limited partnership, limited liability company or trust duly organized, validly existing and, to the extent the concept of good standing exists in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other similar organizational power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. AFN has made available to C&C before the date of this Agreement complete and correct copies of its charter and bylaws and the charter and bylaws (or similar organizational documents) of each AFN Subsidiary.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, license, use and operate its assets and properties and to carry on its business as it is now being conducted. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(c) AFN and each AFN Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on AFN. For purposes of this Agreement, a “Material Adverse Effect” means, with respect to any person, event, circumstance, change or effect that has had, or is reasonably likely to have, a material adverse effect (i) on the business, assets, condition (financial or otherwise) or results of operations of such person and its subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, (B) changes in Law, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States securities markets) affecting other companies in the industries in which such party and its subsidiaries operate, (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure to meet earnings projections, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby solely to the extent such event, circumstance, change or effect is demonstrated to have so resulted from such disclosure or consummation, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, or (ii) on the ability of such person to perform its obligations hereunder, or that would prevent or delay the consummation of the transactions contemplated hereby. In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably could be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect.

Section 3.2. Capitalization.

(a) The authorized capital stock of AFN consists of 100,000,000 AFN Common Shares and 50,000,000 shares of preferred stock, par value $0.001 per share (“AFN Preferred Shares”). At the close of business on the date hereof, (i) 60,171,324 AFN Common

Shares were issued and outstanding, (ii) no AFN Preferred Shares were issued and outstanding and (iii) 2,148,394 AFN Common Shares were reserved for issuance under the AFN Incentive Plan. All outstanding shares of stock of AFN have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Except as set forth in Section 3.2(a) of the AFN Disclosure Schedule, there are no outstanding (x) shares of stock or other voting securities of AFN, (y) securities of AFN convertible into or exchangeable for shares of stock or other securities of AFN or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by AFN or any of the AFN Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of AFN or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of AFN. Except as set forth in Section 3.2(a) of the AFN Disclosure Schedule, there are no outstanding obligations of AFN or any of the AFN Subsidiaries to repurchase, redeem or otherwise acquire any securities of AFN or any of the AFN Subsidiaries or to vote or to dispose of any shares of the capital stock of AFN or any of the AFN Subsidiaries.

(b) Section 3.2(b) of the AFN Disclosure Schedule sets forth the following information with respect to the AFN Restricted Stock Awards outstanding as of the date of this Agreement: (i) the name of the recipient; (ii) the number and purchase price, if applicable, of such AFN Restricted Stock Awards; (iii) the date on which such AFN Restricted Stock Awards were granted; (iv) the applicable vesting schedule; and (v) whether such AFN Restricted Stock Awards will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of acceleration. AFN has made available to C&C before the date of this Agreement accurate and complete copies of all forms of agreements or other instruments evidencing such AFN Restricted Stock Awards. All AFN Restricted Stock Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of AFN’s stock and all outstanding shares of capital stock or other equity interests of each AFN Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts. Neither AFN nor any AFN Subsidiary has agreed to register any securities under the Securities Act of 1933, amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities law or granted registration rights to any person. As used in this Agreement, “Law” means any U.S. or non-U.S. national, supranational, state, municipal, local or other statute, law, ordinance, regulation, rule, executive order, injunction, judgment, decree, writ or other order.

(c) Section 3.2(c) of the AFN Disclosure Schedule lists the capitalization of each AFN Subsidiary. All the outstanding shares of capital stock (or other equity interests or securities having by their terms voting power to elect a majority of directors or others performing similar functions) of each AFN Subsidiary are owned by AFN, by another wholly owned subsidiary of AFN or by AFN and another wholly owned subsidiary of AFN, free and clear of all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever (collectively, “Encumbrances”), and are duly authorized, validly issued, fully paid and nonassessable. There are (i) no securities convertible into or exchangeable for shares of capital stock or other securities of any AFN Subsidiary, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by AFN or any of the AFN Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any AFN Subsidiary or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any AFN Subsidiary. Except for the stock or other equity interests of the AFN Subsidiaries, and except as set forth in

Section 3.2(c) of the AFN Disclosure Schedule, AFN does not own, directly or indirectly, any stock or other ownership interest in any person. Except as set forth in Section 3.2(c) of the AFN Disclosure Schedule, AFN is not subject to any obligation or requirement to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity or any other person.

Section 3.3. Authority. Each of AFN and Merger Sub has all requisite corporate or limited liability company power, as applicable, to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by AFN and Merger Sub of the Combination and of the other transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of AFN and Merger Sub and no other corporate proceedings on the part of AFN and Merger Sub are necessary to authorize this Agreement or to consummate such transactions, other than (i) if AFN Common Shares are listed on the New York Stock Exchange, Inc. (the “NYSE”) at the Effective Time, the approval of the issuance of AFN Shares in the Merger by the affirmative vote of a majority of the votes cast by holders of AFN Common Shares on the matter, provided that the number of votes cast on the matter represents over 50% in interest of all securities entitled to vote on the matter (the “AFN Stockholder Approval”), (ii) the effectiveness of the AFN Reverse Stock Split (as defined Section 5.1(a)) and (iii) the reclassification by the board of directors of AFN of one AFN Preferred Share as the AFN Series A Preferred Share and 4,983,557 AFN Preferred Shares as shares of AFN Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share (“AFN Series B Preferred Shares”), and the acceptance for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) of each of the Articles Supplementary for the AFN Series A Preferred Share and the AFN Series B Preferred Shares (collectively, the “Articles Supplementary“) setting forth the terms of the AFN Series A Preferred Share and the AFN Series B Preferred Shares, in the form attached hereto as Exhibit D and Exhibit E, respectively (the “Reclassification”). This Agreement has been duly executed and delivered by AFN and, assuming due and valid authorization, execution and delivery hereof by C&C, constitutes a valid and binding obligation of AFN and Merger Sub, enforceable against AFN and Merger Sub in accordance with its terms, except as such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally or to general principles of equity.

Section 3.4. Consents and Approvals; No Violations.

(a) The execution, delivery and performance by AFN and Merger Sub of this Agreement and the consummation by AFN and Merger Sub of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any foreign or domestic governmental body, self-regulatory organization, court, agency, commission, official or regulatory or other authority (collectively, “Governmental Authority”) or third persons on the part of AFN or Merger Sub, other than (i) as set forth in Section 3.4(a) of the AFN Disclosure Schedule, (ii) the filing of any documents or recordings required under the DLLCA to effect the Combination as contemplated by Article I hereof, (iii) the acceptance for record of the Articles Supplementary by the SDAT; (iv) the filing with the SEC of a Proxy Statement/Prospectus in definitive form relating to the meeting of AFN’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4, (v) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder (the “Exchange Act”), (vi) compliance with any applicable requirements of the NYSE and the Financial Industry Regulatory Authority (“FINRA”) and (vii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not have a Material Adverse Effect on AFN.

(b) Except as set forth in Section 3.4(b) of the AFN Disclosure Schedule, the execution, delivery and performance by AFN and Merger Sub of this Agreement and the consummation by AFN and Merger Sub of the transactions contemplated hereby do not and will not (i) conflict with or result in any breach of any provision of the charter or bylaws of AFN or any similar organizational documents of any of the AFN Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of notice, termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Encumbrance upon any of the properties or assets of AFN or any of the AFN Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order, contract, agreement or other instrument, understanding or obligation, whether written or oral (a “contract”), to which AFN or any of the AFN Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Law applicable to AFN, any of the AFN Subsidiaries or any of their properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on AFN.

Section 3.5. SEC Reports and Financial Statements.

(a) AFN has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it (collectively, the “AFN SEC Documents”). AFN SEC Documents, when filed or furnished, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act. Except as set forth in Section 3.5(a) of the AFN Disclosure Schedule, no AFN Subsidiary is required to make any filings with the SEC, the NYSE or any other stock exchange.

(b) Each of the financial statements of AFN included in the AFN SEC Documents, including any related notes thereto, complied as to form, as of their report filing dates, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) and fairly presents in all material respects the consolidated financial position of AFN and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

(c) AFN has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP. AFN has (i) implemented “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to AFN, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and made known to the management of AFN as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation, to AFN’s outside auditors and the audit committee of the board of directors of AFN (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect AFN’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in AFN’s internal control over financial reporting. A summary of all such disclosures made by management to AFN’s auditors and audit committee is set forth in Section 3.5(c) of the AFN Disclosure Schedule. AFN’s internal controls and reporting systems are adequate in light of applicable Law and regulation.

(d) Since October 6, 2006, (i) neither AFN nor any of the AFN Subsidiaries nor, to the knowledge of AFN, any director, officer, auditor, accountant or representative of AFN or any of the AFN Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of AFN or any of the AFN Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that AFN or any of the AFN Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing AFN or any of the AFN Subsidiaries, whether or not employed by AFN or any of the AFN Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by AFN or any of its officers, directors or agents to the board of directors of AFN or any committee thereof or to any director or officer of AFN.

(e) There are no liabilities of AFN or any of the AFN Subsidiaries of any kind whatsoever, known or unknown, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in AFN’s unaudited consolidated balance sheet as of September 30, 2008 included in AFN’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, (ii) liabilities incurred in the ordinary course of business since the date of such balance sheet (the “Balance Sheet Date”) and (iii) liabilities that are identified as such in Section 3.5(e) of the AFN Disclosure Schedule, none of which are reasonably expected to result in a Material Adverse Effect on AFN.

(f) AFN has made available to C&C prior to the date of this Agreement true and complete copies of all management letters received from its independent auditors, and if no such management letters have been received, AFN has made available copies of all correspondence from its independent auditors during such period relating to subject matter of the same type as would be included in a management letter.

(g) AFN has made available to C&C prior to the date of this Agreement complete and correct copies of all amendments and modifications that have not been filed by AFN with the SEC to all agreements, documents and other instruments that previously had been filed by AFN with the SEC and are currently in effect.

(h) Except as set forth in Section 3.5(h) of the AFN Disclosure Schedule, to AFN’s knowledge, each director and officer of AFN has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act.

Section 3.6. Absence of Certain Changes or Events. Except as disclosed in the AFN SEC Documents or as otherwise provided in the unaudited preliminary financial statements of AFN for the year ended December 31, 2008, (a) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Material Adverse Effect on AFN and (b) the business of AFN and the AFN Subsidiaries has been conducted only in the ordinary course.

Section 3.7. Information Supplied. None of the information supplied or to be supplied by AFN in writing for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof or of the meeting at which AFN Stockholder Approval is to be obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to AFN (including its officers, directors and subsidiaries) shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Form S-4, AFN shall notify C&C thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the stockholders of AFN, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law. The Proxy Statement/Prospectus will (with respect to AFN, its officers, directors and subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 3.8. Benefit Plans; Employees and Employment Practices.

(a) Neither AFN nor any AFN Subsidiary currently and since October 6, 2006 has independently or jointly employed any persons as employees to perform work for AFN or an AFN Subsidiary and neither AFN nor any AFN Subsidiary has any obligation or liability with respect to any employees. Neither AFN nor any AFN Subsidiary currently and since October 6, 2006 has independently or jointly leased any employees to perform work for AFN or an AFN Subsidiary and neither AFN nor any AFN Subsidiary has any obligation or liability with respect to any leased employees. Neither AFN nor any AFN Subsidiary currently and since October 6, 2006 has independently or jointly retained any person as an independent contractor or consultant to perform services for AFN or any AFN Subsidiary and neither AFN nor any AFN Subsidiary has any obligation or liability with respect to any independent contractor or consultant. Neither AFN nor any AFN Subsidiary has any Benefit Plans except for the AFN Incentive Plan. For purposes of this Agreement, the term “Benefit Plan” shall mean a Plan which AFN or C&C or any subsidiary thereof, or any ERISA Affiliate, sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries), on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement. In addition, for purposes of this Agreement, the term “Plan“ shall mean any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and the term “ERISA Affiliate” shall mean a person required at any particular time to be aggregated with AFN or C&C or any subsidiary, as the case may be, under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. The AFN Incentive Plan is, and its administration (including, without limitation, with respect to reporting and disclosure) is and has been, in compliance with its terms and, to the extent applicable, with ERISA, the Code (including, without limitation, all tax rules compliance with which is required for any intended favorable tax treatment) and all other applicable Law.

(b) Neither AFN nor any AFN Subsidiary is party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, any of AFN or any AFN Subsidiary.

(c) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of the AFN Incentive Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such AFN Incentive Plan; and, without limiting the generality of the foregoing, to the knowledge of AFN, (A) there are no circumstances in which options or similar equity interests have been granted to one or more service providers where the date of grant for legal, tax or accounting purposes is not the date used on the face of the governing award documents and, as applicable, in any disclosure thereof, and (B) there are no suits, proceedings or governmental, accounting or internal investigations relating to such matters;

Section 3.9. Contracts. Other than contracts with C&C or the Cohen Subsidiaries and except as disclosed in the AFN SEC Documents or as set forth in Section 3.9 of the AFN Disclosure Schedule, (i) there are no contracts that are material to the business, properties, financial condition or results of operations of AFN and the AFN Subsidiaries taken as a whole. Complete and correct copies of all of the contracts listed as exhibits to AFN’s most recent report on Form 10-Q filed with the SEC before the date of this Agreement have before the date of this Agreement been made available to C&C (collectively, the “AFN Material Contracts”). Except as set forth in Section 3.9 of the AFN Disclosure Schedule, neither AFN nor any of the AFN Subsidiaries, or to the knowledge of AFN, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice or both would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Encumbrance upon any of the properties or assets of AFN or any of the AFN Subsidiaries) under any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations, breaches or defaults that would not have a Material Adverse Effect on AFN, nor will the consummation of the Combination result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a benefit under any contract to which it is a party or by which it or any of its properties or assets is bound, except for such terminations, amendments, accelerations, cancellations, losses or changes in a benefit that would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on AFN. No other party to any such contract has, to the knowledge of AFN, alleged that AFN or any of the AFN Subsidiaries is in violation or breach of or in default under any such contract or has notified AFN or any AFN Subsidiary of an intention to modify any material terms of or not to renew any such contract, except where such events would not have a Material Adverse Effect on AFN.

Section 3.10. Litigation. Except as set forth in the AFN SEC Documents or in Section 3.10 of the AFN Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Authority or, to the knowledge of AFN, threatened by or against AFN or any of the AFN Subsidiaries. Neither AFN nor any of the AFN Subsidiaries is subject to any outstanding order, writ, judgment, decree, injunction or settlement that would have a Material Adverse Effect on AFN.

Section 3.11. Compliance with Applicable Law. AFN and the AFN Subsidiaries hold all permits, licenses, authorizations, certificates, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “AFN Permits”) and no suspension or cancellation of any of the AFN Permits is pending or, to the knowledge of AFN, threatened, in each case except where the failure to hold any such AFN Permit or the suspension or cancellation thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AFN. AFN and the AFN Subsidiaries are in compliance with the terms and conditions of the AFN Permits, except where the failure so to comply could not have a Material Adverse Effect on AFN. The businesses of AFN and the AFN Subsidiaries have not been and are not being conducted in violation of any Law except for violations that would not have a Material Adverse Effect on AFN. No investigation or review by any Governmental Authority with respect to AFN or any of the AFN Subsidiaries is pending or, to the knowledge of AFN, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome could not reasonably be expected to have a Material Adverse Effect on AFN.

Section 3.12. Tax Matters.

(a) All Tax Returns (as defined below) required to be filed with any taxing authority by, or with respect to, AFN and the AFN Subsidiaries have been filed in accordance with all applicable Law, and such AFN Tax Returns are correct and complete in all material respects. AFN and the AFN Subsidiaries have timely paid all Taxes shown as due and payable on such Tax Returns. AFN and the AFN Subsidiaries have made a provision for all Taxes payable by AFN and the AFN Subsidiaries for which no Tax Return has yet been filed. The most recent financial statements contained in the AFN SEC Documents reflect an adequate reserve for all material Taxes payable by AFN and the AFN Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) Neither AFN nor any of the AFN Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which AFN was the common parent. Neither AFN nor any of the AFN Subsidiaries is party to any Tax sharing, Tax indemnity or similar agreement or arrangement.

(c) AFN (i) has operated since January 1, 2006 through December 31, 2008 in such a manner as to permit it to qualify as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code during such period, and (ii) has not taken (or omitted to take) any action that could reasonably be expected to result in a challenge to its qualification as a REIT during such period and no challenge to AFN’s qualification as a REIT during such period is pending or, to AFN’s knowledge, is or has been threatened. Each direct or indirect AFN Subsidiary which is a partnership, joint venture or limited liability company, during the period beginning on its acquisition by AFN and ending on December 31, 2008, (A) was classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation under Section 7704(a) of the Code, and (B) did not own any assets (including, without limitation, securities) that would cause AFN to violate Section 856(c)(4) of the Code. Each AFN Subsidiary which is a corporation, and each other issuer of securities in which AFN holds securities (within the meaning of Section 856(c) of the Code but excluding securities of issuers described in Section 856(m) of the Code) having a value of more than 10 percent of the total value of the outstanding securities of such issuer was during the period beginning on its acquisition by AFN and ending on December 31, 2008, a REIT, a qualified REIT subsidiary of AFN under Section 856(i) of the Code, or a taxable REIT subsidiary of AFN under Section 856(l) of the Code. Section 3.12(c) of the AFN Disclosure Schedule lists all the AFN Subsidiaries which were (i) “taxable REIT subsidiaries” within in the meaning of Section 856(l) of the Code or (ii) “qualified REIT subsidiaries” within the meaning of Section 856(i) of the Code on December 31, 2008.

(d) AFN did not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Section 857 of the Code during any period prior to January 1, 2009. To AFN’s knowledge (after due investigation), it is not nor has it been at any time a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code.

(e) AFN and the AFN Subsidiaries have not made any payments, are not obligated to make any payments and are not a party to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible under Section 162(m) or 280G of the Code.

(f) During the five-year period ending on the date hereof, neither AFN nor any of the AFN Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) There are (i) no audits, investigations by any Governmental Authority or other proceedings pending with regard to any material Taxes or Tax Returns of AFN or any AFN Subsidiary; (ii) no deficiency for Taxes of AFN or any AFN Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of AFN, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) neither AFN nor any AFN Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither AFN nor any of the AFN Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (v) and no power of attorney with respect to any Tax matter is currently in force with respect to AFN or any of the AFN Subsidiaries.

(h) Neither AFN or any AFN Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(i) Neither AFN nor any AFN Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(j) AFN and AFN Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(k) No claim has been made in writing by a taxing authority in a jurisdiction where AFN or any AFN Subsidiary does not file Tax Returns that AFN or any such AFN Subsidiary is or may be subject to taxation by that jurisdiction.

(l) There are no Tax liens upon any property or assets of AFN or any AFN Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

(m) Neither AFN or any AFN Subsidiary has any permanent establishment in any country other than its country of incorporation.

(n) Neither AFN or any AFN Subsidiary: (i) has conducted business outside the United States; or (ii) has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

(o) (i) Each of AFN and each AFN Subsidiary (A) believes it has substantial authority for or (B) has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable state laws; and (ii) none of them has participated in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder or any similar provision under applicable Laws.

(p) For purposes of this Agreement: (i) the term “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other Tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to Tax or additional amount imposed by any Governmental Authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.13. Real Property.

(a) Neither AFN nor any of the AFN Subsidiaries owns any real property.

(b) Section 3.13(b) of the AFN Disclosure Schedule contains a true and correct list of each parcel of real property leased, subleased or occupied (the “AFN Leased Real Property”) to or by AFN or any of the AFN Subsidiaries and includes the parties to such lease or sublease, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease as of the Effective Time.

(c) AFN and the AFN Subsidiaries, as applicable, have valid leasehold interests in all AFN Leased Real Property. AFN and the AFN Subsidiaries, as applicable, have such rights of ingress and egress with respect to such AFN Leased Real Property, buildings, structures, facilities, fixtures and other improvements as are required to conduct the applicable portions of the business of AFN and the AFN Subsidiaries in a safe, efficient and lawful manner consistent with past practice. None of such AFN Leased Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law ordinance, rule or regulation in any material respect.

(d) AFN and the AFN Subsidiaries, as applicable, have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the AFN Leased Real Property for the full term of the lease of such properties. Each lease referred to in Schedule 3.13(b) of the AFN Disclosure Schedule is a legal, valid and binding agreement, enforceable in accordance with its terms and there is no, and neither AFN nor any of the AFN Subsidiaries has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder. Neither AFN nor any of the AFN Subsidiaries owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(e) AFN has delivered to C&C prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters).

(f) The AFN Leased Real Property includes all real property that is used or held for use in connection with the conduct of the business of AFN and the AFN Subsidiaries as presently conducted and as presently planned to be conducted.

Section 3.14. Environmental.

(a) (i) AFN and the AFN Subsidiaries comply and have complied in all material respects with all applicable Environmental Laws (as defined below), (ii) to the knowledge of AFN, no material amount of Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged from, onto or under any of the properties currently leased, operated or otherwise used by AFN or the AFN Subsidiaries (including soils, groundwater, surface water, buildings or other structures) during the time period the properties have been leased, operated or otherwise used by AFN or the AFN Subsidiaries, (iii) to the knowledge of AFN, no material amount of Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by AFN or the AFN Subsidiaries during the period of ownership, lease, operation or use by AFN or the AFN Subsidiaries, (iv) neither AFN nor any of the AFN Subsidiaries is subject to any material liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) neither AFN nor any of the AFN Subsidiaries or, to the knowledge of AFN, any legal predecessor of AFN or any AFN Subsidiary, has received any written notice, demand, letter, claim or request for information alleging that AFN or any of the AFN Subsidiaries is or may be in violation of or liable under any Environmental Law, (vi) neither AFN nor any of the AFN Subsidiaries is subject to any order, decree, injunction or other directive of any Governmental Authority or is subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances and (vii) to the knowledge of AFN, there are no circumstances or conditions involving AFN and the AFN Subsidiaries, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by AFN or the AFN Subsidiaries, or any of the assets (including real property) or businesses of any predecessors of AFN or the AFN Subsidiaries that could reasonably be expected to result in any material damages or liabilities to AFN or any of the AFN Subsidiaries arising under or pursuant to Environmental Law or in any material restriction on the ownership, use or transfer of any of the assets of AFN or any of the AFN Subsidiaries arising under or pursuant to any applicable Environmental Law.

(b) As used in this Agreement, the term “Environmental Law” means any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgment, decree, permit, authorization, opinion, common or decisional law (including, without limitation, principles of negligence and strict liability) or agency requirement relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, release or threatened release of any Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any applicable Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

Section 3.15. Intellectual Property.

(a) Except as set forth in Section 3.15(a) of the AFN Disclosure Schedule, AFN and each of the AFN Subsidiaries own free and clear of all encumbrances (other than mechanics’, carriers’, workers’ and other similar Encumbrances arising or incurred in the ordinary course of business, in each case that individually or in the aggregate with other such title defect, does not materially impair the value of the property subject to such Encumbrances or other such title defect or the use of such property in the conduct of the business (collectively, “Permitted Encumbrances”)) or have a valid and enforceable right to use all Intellectual Property (as defined below) necessary for the conduct of the business of AFN and the AFN Subsidiaries as currently conducted or as proposed to be conducted (the “AFN Intellectual Property”). Except as set forth in Section 3.15(a) of the AFN Disclosure Schedule, neither AFN nor any of the AFN Subsidiaries has received any notice since October 6, 2006, alleging that the conduct of the business of AFN or the AFN Subsidiaries has infringed or misappropriated the Intellectual Property of any other person or challenging the validity or enforceability of any AFN Intellectual Property, and there is no suit, judicial, arbitral or other similar proceeding or claim pending (or to the knowledge of AFN, threatened) against AFN or any of the AFN Subsidiaries or, to the knowledge of AFN, against any other person, in which allegations to the same effect have been made, except for allegations, suits, proceedings and claims that, if adversely determined, would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on AFN. To the knowledge of AFN, no other person is infringing any AFN Intellectual Property. The conduct of the respective businesses of AFN and the AFN Subsidiaries does not infringe or misappropriate the Intellectual Property of any other person, except for such infringement as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AFN. Neither the execution, delivery or performance of this Agreement nor the consummation of the Combination will result in the termination, breach or impairment of any third-party Intellectual Property rights or rights relating to the AFN Intellectual Property or any contract relating thereto. AFN and each of the AFN Subsidiaries have taken all reasonable security measures to protect and preserve the AFN Intellectual Property. Neither AFN nor any of the AFN Subsidiaries has agreed to indemnify any person for or against any infringement or misappropriation of any Intellectual Property.

(b) As used in this Agreement, “Intellectual Property” means, with respect to a person, all patents, copyrights, trade secrets, trademarks, trade names, service marks (whether domestic or foreign, and including any applications for, and registrations of any of the foregoing), domain names, trade dress, logos, designs (whether the design is ornamental or otherwise) and the goodwill associated with therewith, trade secrets and rights to confidential and proprietary information, including research, records, ideas, concepts, discoveries, know-how, technology, inventions, improvements, modifications, techniques, processes, methods, operations, products, services, models, prototypes, whether or not patentable, computer programs and related documentation (other than mass-marketed software and retail shrink wrap or click-wrap software for a total cost of less than $5,000 per license) necessary for the conduct of the business as currently conducted or as proposed to be conducted, other works of authorship, mask works and the like that are subject to patent, copyright, trade secret, trademark or other intellectual property protection, and are used in, material to or necessary for the conduct of the business of such person and/or its subsidiaries as currently conducted or as proposed to be conducted.

Section 3.16. Insurance. Section 3.16 of the AFN Disclosure Schedule sets forth a list of each of AFN’s insurance policies and a true and correct copy of each has been made available to C&C. All premiums payable under all such policies have been timely paid, and AFN and the AFN Subsidiaries have otherwise complied fully with the terms and conditions of all such policies. Except as set forth in Section 3.16 of the AFN Disclosure Schedule, there is no claim by AFN or any of the AFN Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

Section 3.17. Transactions with Affiliates.

(a) Except for transactions for compensation of officers and directors, as disclosed in the AFN SEC Documents, and the payment of management fees to Cohen Brothers Management, LLC under the Management Agreement dated as of January 31, 2006 between AFN and Cohen Brothers Management, LLC, every transaction between AFN and any of its “affiliates” or its “associates” (as those terms are defined in the rules and regulations of the SEC), which is currently in effect or was consummated since January 1, 2005 and which involved the payment, or receipt, of money, benefits or other compensation has been disclosed in all material respects in the AFN SEC Documents or is set forth in Section 3.17(a) of the AFN Disclosure Schedule.

(b) Except as set forth in Section 3.17(b) of the AFN Disclosure Schedule or as otherwise disclosed in the AFN SEC Documents, no event has occurred since the filing with the SEC of AFN’s last annual meeting Proxy Statement/Prospectus that would be required to be reported by AFN pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.18. Board Approval; State Takeover Statutes. The board of directors of AFN, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (a) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the issuance of AFN Shares in the Merger) are advisable and in the best interests of AFN, (b) approved this Agreement and (c) recommended that AFN’s stockholders approve the issuance of AFN Shares in the Merger (the “AFN Recommendation”) and directed that such matter be submitted for consideration at a meeting of AFN’s stockholders (the “AFN Stockholders’ Meeting”). With respect to AFN and Merger Sub, to the knowledge of AFN, no state takeover statute or similar regulation applies to this Agreement or the transactions contemplated hereby (including the Combination).

Section 3.19. Certain Business Practices. None of AFN, any AFN Subsidiary or, to AFN’s knowledge, any directors or officers or agents of AFN or any AFN Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any payment in the nature of criminal bribery, (iv) provided any remuneration or received any remuneration in violation of 42 U.S.C. Section 1320a(b), the federal anti-kickback statute or any similar Law or (v) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of any federal “False Claims Act” or any similar Law.

Section 3.20. Opinion of Financial Advisor. The AFN Special Committee has received the opinion of Stifel, Nicolaus & Company, Incorporated (the “AFN Financial Advisor”), dated as of a date reasonably proximate to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions and qualifications contained therein, the financial terms of the Combination are fair to the holders of AFN Common Shares prior to the date of the Merger, from a financial point of view. AFN has been advised that the AFN Financial Advisor will permit the inclusion of the opinion in its entirety and a reference to the opinion in the Form S-4 and the Proxy Statement/Prospectus, in each case subject to prior review and consent by the AFN Financial Advisor pursuant to the terms of the AFN Financial Advisor’s engagement letter agreement with AFN and the AFN Special Committee.

Section 3.21. Brokers. No broker, investment banker, financial advisor or other person, other than the AFN Financial Advisor, the fees and expenses of which will be paid by AFN (as reflected in an agreement between such firm and AFN, a copy of which has been delivered to C&C), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AFN.

Section 3.22. Investment Company Act of 1940. Neither AFN nor any of the AFN Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.23. Definition of AFN’s Knowledge. As used in this Agreement, the phrase “to the knowledge of AFN” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 3.23 of the AFN Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF C&C

C&C represents and warrants to AFN and Merger Sub that, except as set forth in the disclosure schedule delivered by C&C to AFN and Merger Sub prior to the execution and delivery of this Agreement, which identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face (the “Cohen Disclosure Schedule”):

Section 4.1. Organization.

(a) C&C is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. C&C has made available to AFN before the date of this Agreement complete and correct copies of its certificate of formation and limited liability company operating agreement.

(b) Section 4.1(b) of the Cohen Disclosure Schedule sets forth the name and jurisdiction of organization of each subsidiary of C&C (each, a “Cohen Subsidiary” and collectively, the “Cohen Subsidiaries”). Each Cohen Subsidiary is an entity duly organized, validly existing and, to the extent the concept of good standing exists in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization. Each Cohen Subsidiary has all requisite corporate or other similar organizational power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. C&C has made available to AFN before the date of this Agreement complete and correct copies of the certificate of formation and limited liability company operating agreement (or similar organizational documents) of each of its Cohen Subsidiaries.

(c) Each of C&C and the Cohen Subsidiaries is duly qualified or licensed to do business and, to the extent the concept of good standing exists in the applicable jurisdiction, in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on C&C.

Section 4.2. Capitalization.

(a) At the close of business on the date hereof, (i) 16,136,253, 16,136,253 and 8,500,000 C&C Class A Units, C&C Class B Units and C&C Class C Units were issued and outstanding, respectively, (ii) 617,056 C&C LTIP Unit Awards were issued and outstanding, (iii) 762,531 C&C Class A Units and 762,531 C&C Class B Units were issuable upon the exercise of C&C Unit Options and (iv) 820,289 C&C Class A Units and 820,289 C&C Class B Units were preserved for issuance under the C&C Options Plan.

(b) All outstanding units of membership interest of C&C have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth in Section 4.2(b) of the Cohen Disclosure Schedule, as of the date of this Agreement there are no outstanding (x) units of membership interest or voting securities of C&C, (y) securities of C&C convertible into or exchangeable for shares of capital stock or other securities of C&C, or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by C&C relating to the issuance, sale, repurchase or transfer of any securities of C&C, or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of C&C. There are no outstanding obligations of C&C or any of the Cohen Subsidiaries to repurchase, redeem or otherwise acquire or make any investments in (in the form of a loan, capital contribution or otherwise) any securities of C&C or any of the Cohen Subsidiaries or to vote or to dispose of any securities of C&C or any of the Cohen Subsidiaries.

(c) Section 4.2(c) of the Cohen Disclosure Schedule sets forth the following information with respect to LTIP Units, C&C Options and any other awards granted under any equity incentive plans of C&C, including the C&C Options Plan (the “Cohen Equity Awards”) outstanding as of the date of this Agreement: (i) the name of the Cohen Equity Award recipient; (ii) the particular plan pursuant to which such Cohen Equity Award was granted; (iii) the number of equity interests subject to such Cohen Equity Award; (iv) the exercise or purchase price of such Cohen Equity Award; (v) the date on which such Cohen Equity Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Cohen Equity Award expires; and (viii) whether such Cohen Equity Award will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of acceleration. C&C has made available to AFN before the date of this Agreement accurate and complete copies of all plans pursuant to which C&C has granted Cohen Equity Awards that are currently outstanding, including the C&C Options Plan, and the forms of all agreements or other instruments evidencing such Cohen Equity Awards. All Cohen Equity Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding equity interests of C&C and all outstanding shares of capital stock or equity interests of each Cohen Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts. Neither C&C nor any of the Cohen Subsidiaries has any obligation to register any securities under the Securities Act or under any state securities law or granted registration rights to any person.

(d) Section 4.2(d) of the Cohen Disclosure Schedule lists the capitalization of each Cohen Subsidiary. Except as set forth in Section 4.2(d) of the Cohen Disclosure Schedule, all the outstanding shares of capital stock (or other equity interests or securities having by their terms voting power to elect a majority of directors or others performing similar functions) of each Cohen Subsidiary are owned by C&C, by another wholly owned subsidiary of C&C, or by C&C and another wholly owned subsidiary of C&C, free and clear of all Encumbrances, and are duly authorized, validly issued, fully paid and nonassessable. There are (i) no securities convertible into or exchangeable for shares of capital stock or other securities of any Cohen Subsidiary, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by C&C or any of the Cohen Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any Cohen Subsidiary or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any Cohen Subsidiary. Except for the capital stock or other equity interests of the Cohen Subsidiaries and except as set forth in Section 4.2(d) of the Cohen Disclosure Schedule, C&C does not own, directly or indirectly, any capital stock or other ownership interest in any person. C&C is not subject to any obligation or requirement to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity or any other person.

Section 4.3. Authority. C&C has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by C&C of the Combination and of the other transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of C&C, and no other limited liability company action on the part of C&C is necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Combination, the adoption of this Agreement by the affirmative vote of holders of a majority of the voting membership interests of C&C (the “Cohen Approval”). This Agreement has been duly executed and delivered by C&C and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes a valid and binding obligation of C&C, enforceable against C&C in accordance with its terms, except as such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally or to general principles of equity.

Section 4.4. Consents and Approvals; No Violations.

(a) The execution, delivery and performance by C&C of this Agreement and the consummation by C&C of the transactions contemplated hereby do not and will not require C&C to obtain any consents, permits, approvals, authorizations or other actions of, or make any filings or registrations with or give any notices to, any Governmental Authority or third persons, other than (i) as set forth in Section 4.4(a) of the Cohen Disclosure Schedule, (ii) the filing of the Certificate of Merger and any documents or recordings required under the DLLCA to effect the Combination as contemplated by Article I hereof, (iii) compliance with any applicable requirements of FINRA or the Financial Services Authority of the United Kingdom or (iv) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not have a Material Adverse Effect on C&C.

(b) Except as set forth in Section 4.4(b) of the Cohen Disclosure Schedule, the execution, delivery and performance by C&C of this Agreement and the consummation by C&C of the transactions contemplated hereby do not and will not (i) conflict with or result in any breach of any provision of the organizational documents of C&C or any of the Cohen Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of notice, termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Encumbrance upon any of the properties or assets of C&C or any of the Cohen Subsidiaries under, any of the terms, conditions or provisions of any contract to which C&C or any of the Cohen Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Law applicable to C&C or any of the Cohen Subsidiaries or any of their properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on C&C.

Section 4.5. Financial Statements.

(a) C&C has previously made available to AFN copies of audited consolidated balance sheets of C&C and its subsidiaries as of December 31, 2007, December 31, 2006 and December 31, 2005, and the related audited consolidated statements of operations, members’ equity and cash flows of C&C and its subsidiaries, for the fiscal years ended December 31, 2007, December 31, 2006, and December 31, 2005, together with all related notes and schedules thereto, accompanied by the corresponding audit reports of Grant Thornton LLP, independent auditors of C&C, and unaudited consolidated balance sheets as of September 30, 2008 and September 30, 2007 and related statements of operations, members’ equity and cash flows of C&C and its subsidiaries for the nine months ended September 30, 2008 and September 30, 2007 (such audited and unaudited financial statements being referred to collectively as the “C&C Financial Statements”). The C&C Financial Statements fairly present in all material respects the consolidated financial position of C&C and its subsidiaries as of the respective dates thereof, and the consolidated results of the operations of C&C and its subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP consistently applied during the periods involved (except as may be set forth in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount).

(b) Since December 31, 2005, neither C&C nor any Cohen Subsidiary nor, to the knowledge of C&C, any director, manager, officer, member, employee, auditor, accountant or representative of C&C or any Cohen Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of C&C or any of the Cohen Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that C&C or any of the Cohen Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing C&C or any of the Cohen Subsidiaries, whether or not employed by C&C or any of the Cohen Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by C&C or any of its officers, directors, managers, employees or agents to the board of managers of C&C or any committee thereof or to any director, manager, officer or member of C&C.

(c) Neither C&C nor any of the Cohen Subsidiaries has any liabilities or obligations of any kind whatsoever known or unknown, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in C&C’s unaudited consolidated balance sheet as of September 30, 2008, (ii) liabilities incurred in the ordinary course of business since September 30, 2008, and (iii) liabilities that are identified as such in Section 4.5(c) of the Cohen Disclosure Schedule, none of which are reasonably expected to result in a Material Adverse Effect on C&C and the Cohen Subsidiaries, taken as a whole.

(d) C&C has made available to AFN prior to the date of this Agreement true and complete copies of all management letters received from its independent auditors, and if no such management letters have been received, C&C has made available copies of all correspondence from its independent auditors relating to subject matter of the same type as would be included in a management letter.

Section 4.6. Absence of Certain Changes or Events. Since September 30, 2008, (a) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Material Adverse Effect on C&C and (b) the business of C&C and the Cohen Subsidiaries has been conducted only in the ordinary course.

Section 4.7. Information Supplied. None of the information supplied or to be supplied by C&C in writing for inclusion in the Form S-4 or the Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof or of the meeting at which AFN Stockholder Approval is to be obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to C&C or the Cohen Subsidiaries (including its officers and directors or managers) shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Form S-4, C&C shall promptly notify AFN thereof and such event shall be so described.

Section 4.8. Benefit Plans; Employees and Employment Practices.

(a) C&C does not have any Benefit Plans except as set forth in Section 4.8(a) of the Cohen Disclosure Schedule (the “Cohen Benefit Plans”). Each of the Cohen Benefit Plans is, and its administration (including, without limitation, with respect to reporting and disclosure) is and has been, in material compliance with its terms and, to the extent applicable, with ERISA, the Code (including, without limitation, all tax rules compliance with which is required for any intended favorable tax treatment) and any and all other applicable Law.

(b) All contributions, premiums and other payments required by Law or any Plan or applicable collective bargaining agreement to have been made under any such Plan to any fund, trust or account established thereunder or in connection therewith, and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from C&C or any of its respective affiliates to, under or on account of each Cohen Benefit Plan shall have been paid prior to Closing or shall have been fully reserved and provided for in the C&C Financial Statements.

(c) Neither C&C nor any ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that is or was subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA, nor has any of them ever done so.

(d) Each Cohen Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the United States Internal Revenue Service (“IRS”) to be so qualified and such determination has not been modified, revoked or limited, or is operated pursuant to an IRS approved prototype or volume submitter plan document as to which there is a valid IRS opinion letter, and no circumstances have occurred that would adversely affect the tax-qualified status of any such Plan; and, to the knowledge of C&C, no plan (for purposes of Section 409A of the Code), including the administration thereof, is or has been in violation of Section 409A of the Code such that any tax or other penalty would be due (from any person) under Section 409A of the Code.

(e) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the knowledge of C&C, threatened, alleging any breach of the terms of any such Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Plan; and, without limiting the generality of the foregoing, to the knowledge of C&C, (A) there are no circumstances in which options or similar equity interests have been granted to one or more service providers where the date of grant for legal, tax or accounting purposes is not the date used on the face of the governing award documents and, as applicable, in any disclosure thereof, and (B) there are no suits, proceedings or governmental, accounting or internal investigations relating to such matters.

(f) No Cohen Benefit Plan is or has ever been subject to Title IV of ERISA.

(g) Neither C&C nor any Cohen Subsidiary, or any “party in interest” (as defined in Section 3(14) of ERISA) or any “disqualified person” (as defined in Section 4975 of the Code) with respect to any such Plan, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(h) (A) No Cohen Benefit Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by Law; (B) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Plan that could result in any material liability; and (C) all Cohen Benefit Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Cohen Benefit Plan could not result in any uninsured liability to C&C or any Cohen Subsidiary.

(i) With respect to each Cohen Benefit Plan, true, correct, and complete copies of the applicable following documents have been delivered to AFN: (A) all current Plan documents and related trust documents, and any amendment thereto; (B) Forms 5500, financial statements, and actuarial reports for the last three Plan years; (C) the most recently issued Internal Revenue Service determination letter, if any; (D) summary plan descriptions and all summaries of material modifications; and (E) all material written communications to employees relating to such Plans.

(j) Each of C&C and the Cohen Subsidiaries have properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and/or paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to C&C and any Cohen Subsidiary.

(k) On and after the Closing, no Cohen Benefit Plan shall cover or otherwise benefit any individuals other than current or former employees of AFN and its subsidiaries (and their dependents and beneficiaries).

(l) Without limiting any other provision of this Section 4.8, except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, no event has occurred and no condition exists, with respect to any Cohen Benefit Plan, that has subjected or could subject C&C or any Cohen Subsidiary, or any of their Cohen Benefit Plans or any successor thereto, to any tax, fine, penalty or other liability (other than a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under the Cohen Benefit Plans with respect to employees (or, if applicable, independent contractors) of C&C and the Cohen Subsidiaries). Without limiting any other provision of this Section 4.8, except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, no event has occurred and no condition exists, with respect to any Cohen Benefit Plan, that has subjected or could subject the C&C Surviving Company or any of its affiliates to any tax, fine, penalty or other liability (other than, in the case of a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Cohen Benefit Plan with respect to employees (or, if applicable, independent contractors) of the C&C Surviving Company and those of its affiliates that participate in the Cohen Benefit Plan), that would not have been incurred by the C&C Surviving Company or any of its affiliates, or any such assumed

Plan, but for the transactions contemplated hereby. The C&C Surviving Company and its affiliates (including, without limitation, on and after the Closing, C&C and the Cohen Subsidiaries) shall have no liability for, under, with respect to or otherwise in connection with any Plan, which liability arises under ERISA or the Code, by virtue of C&C or any Cohen Subsidiary being aggregated, with any other person that is an ERISA Affiliate (other than with C&C or a Cohen Subsidiary, in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Closing). Except as set forth in Section 4.8(l) or 4.10(a) of the Cohen Disclosure Schedule, neither C&C nor any Cohen Subsidiary has, since January 1, 2007, agreed or otherwise committed to, whether in writing or otherwise, to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, manager, officer, employee or consultant (except as such increases or improvements generally occur in the ordinary course of business). Except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, no Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of C&C or any Cohen Subsidiary (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and neither C&C nor any Cohen Subsidiary, nor any of their respective affiliates, is a party to any Plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, C&C or any Cohen Subsidiary. Except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, neither C&C nor any Cohen Subsidiary maintains any Plan which provides severance to current or former employees. Except as set forth in Section 4.8(l) of the Cohen Disclosure Schedule, each Cohen Benefit Plan may be amended and terminated in accordance with its terms, and, each such Cohen Benefit Plan (other than any employment or consulting agreements) provides for the unrestricted right of C&C or any Cohen Subsidiary (as applicable) to amend or terminate such Plan. Neither C&C nor any Cohen Subsidiary will have any liability under the Workers Adjustment and Retraining Notification Act, as amended (“WARN”), with respect to any events occurring or conditions existing on or during the ninety (90) days prior to Closing.

Section 4.9. Employees. Except as set forth in Section 4.9 of the Cohen Disclosure Schedule, (i) none of the employees of C&C or any Cohen Subsidiary is represented in his or her capacity as an employee of C&C or any Cohen Subsidiary by any labor organization; (ii) C&C and the Cohen Subsidiaries have not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of the employees, nor has C&C or the Cohen Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees; (iii) there is no union organization activity involving any of the employees, pending or, to the knowledge of C&C, threatened, nor has there ever been union representation involving any of the employees; (iv) there is no picketing, pending or, to the knowledge of C&C, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees, pending or, to the knowledge of C&C, threatened; (v) there are no complaints, charges or claims against C&C or any of the Cohen Subsidiaries, pending or, to the knowledge of C&C, threatened, with any public or Governmental Authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by C&C or any of the Cohen Subsidiaries, of any individual; (vi) C&C and the Cohen Subsidiaries are in compliance in all material respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, WARN and any similar or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; and (vii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to C&C or any of the Cohen Subsidiaries within the six months prior to Closing.

Section 4.10. Contracts.

(a) Other than contracts with AFN or the AFN Subsidiaries, Section 4.10(a) of the Cohen Disclosure Schedule contains a true and complete list of all the following contracts (collectively, the “Cohen Material Contracts,” and together with the AFN Material Contracts, the “Material Contracts“) to which C&C or any Cohen Subsidiary is a party or is bound:

(i) Any investment management or advisory contracts (the “Investment Contract”);

(ii) Any contract relating to (x) the engagement of any financial institution (other than with any rating agency, trustee or routine service provider) in respect of engagements not yet completed or (y) the warehousing of securities, in each case, in connection with the formation or offering of any securities or equity interests of any CDO, CLO or Fund, the closing of which has not yet occurred under which it is reasonably likely that C&C or any of the Cohen Subsidiaries has any continuing material obligations to pay fees to a financial institution. For purposes of this Agreement, the terms “CDO” and “CLO” shall mean each of the issuers of collateralized debt obligations (and in the case of CLO, the issuers of collateralized loan obligations) to which C&C or any of the Cohen Subsidiaries provides investment management or advisory services, and the term “Fund” shall mean each hedge fund, private equity fund or other collective investment vehicle, other than a CDO or CLO, to which C&C or any of the Cohen Subsidiaries provides investment management or advisory services);

(iii) Any contract for the purchase of any data, assets, material or equipment, other than any such contract entered into in the ordinary course of business or in an amount not exceeding $250,000 annually;

(iv) Any other contract currently in effect under which C&C and the Cohen Subsidiaries have paid or are required to pay in excess of $500,000;

(v) Any contract for the sale of all or any material assets of C&C or any of the Cohen Subsidiaries, other than in the ordinary course of business;

(vi) Any contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by C&C or any of the Cohen Subsidiaries of any operating business or material assets or the capital stock or other equity interests of any other person;

(vii) Any partnership, strategic alliance, sharing of profits or joint venture agreements or other similar contracts;

(viii) any contracts containing covenants of C&C or any of the Cohen Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with C&C or any of the Cohen Subsidiaries in any line of business or in any geographical area;

(ix) any contract relating to any indebtedness of C&C or any of the Cohen Subsidiaries in excess of $250,000;

(x) any contracts, excluding any Cohen Benefit Plan, with any (A) current officer, director, manager, member, stockholder of C&C or any of the Cohen Subsidiaries or (B) any former officer, director, manager, member, stockholder or affiliate of C&C or any of the Cohen Subsidiaries pursuant to which C&C or any of the Cohen Subsidiaries has any material continuing obligations thereunder;

(xi) any contracts, excluding any Cohen Benefit Plan, under which C&C or any of the Cohen Subsidiaries has made advances or loans to any other person;

(xii) any contracts imposing an Encumbrance (other than Permitted Encumbrances) of C&C and the Cohen Subsidiaries on any of the assets of C&C or any of the Cohen Subsidiaries;

(xiii) any outstanding contracts of guaranty, direct or indirect, by C&C or any of the Cohen Subsidiaries under which C&C or any of the Cohen Subsidiaries may be required to pay in excess of $500,000;

(xiv) any contracts with any investment or research consultant, solicitor or sales agent, or otherwise with respect to the referral of business to either C&C or any of the Cohen Subsidiaries (including any agreement with respect to solicitation of prospective investors in any CDOs, CLOs or Funds) in excess of $250,000; and

(xv) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

(b) Except as set forth in Section 4.10(a) of the Cohen Disclosure Schedule, (i) there are no contracts that are material to the business, properties, financial condition or results of operations of C&C and the Cohen Subsidiaries taken as a whole. Complete and correct copies of all contracts listed or otherwise referred to in Section 4.10(a) of the Cohen Disclosure Schedule have before the date of this Agreement been made available to AFN. Except as set forth in Section 4.10(a) of the Cohen Disclosure Schedule, neither C&C nor any of the Cohen Subsidiaries, or to the knowledge of C&C, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice or both would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Encumbrance upon any of the properties or assets of C&C or any of the Cohen Subsidiaries) under any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations, breaches or defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on C&C, nor will the consummation of the Combination result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a benefit under any contract to which it is a party or by which it or any of its properties or assets is bound, except for such terminations, amendments, accelerations, cancellations, losses or changes in a benefit that would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on C&C. No other party to any such contract has, to the knowledge of C&C, alleged that C&C or any of the Cohen Subsidiaries is in violation or breach of or in default under any such contract or has notified C&C or any Cohen Subsidiary of an intention to modify any material terms of or not to renew any such contract, except where such events would not have a Material Adverse Effect on C&C.

Section 4.11. Certain Additional Representations and Warranties as to the CDOs, CLOs, Funds and Clients.

(a) To the knowledge of C&C, each CDO, CLO and Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited liability company, trust or partnership power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as it is presently conducted and to perform its obligations under any agreements to which it is a party. Neither C&C nor any Cohen Subsidiary has caused any of the CDOs, CLOs or Funds to default in the performance or fulfillment of any of the material terms or conditions of its organizational documents (as amended to date), true and complete copies of which have been made available to AFN. To C&C’s knowledge, the organizational documents are in full force and effect.

(b) To C&C’s knowledge, none of the CDOs, CLOs or Funds is, or as of the Closing will be, an “investment company” within the meaning of the Investment Company Act by reason of Section 3(c)(7) thereunder. To C&C’s knowledge, none of the CDOs, CLOs or Funds is, or as of the Closing will be, a “broker” or “dealer” within the meaning of the Exchange Act. To C&C’s knowledge, none of the CDOs, CLOs or Funds is, or as of the Closing will be, a commodity trading advisor or a commodity pool operator which is required to be registered as such with the CFTC or the National Futures Association. To C&C’s knowledge, each of the CDOs, CLOs and Funds has been and is, and neither C&C nor any Cohen Subsidiary has taken any action that would cause the CDOs, CLOs or Funds not to be, in compliance in all material respects with all applicable Laws, and any rules and regulations of any self regulatory organization having jurisdiction over such CDO, CLO or Fund.

(c) To C&C’s knowledge, (i) all notes, shares or units of beneficial interest of the CDOs, CLOs and Funds (collectively, the “Securities”) have been duly and validly issued and, where relevant, are fully paid and nonassessable and were not issued in violation of the Laws of any applicable jurisdiction, (ii) no Securities were required to be registered with any Governmental Authority at their time of issuance in reliance on the exemptions from registration available under Regulation D, Regulation S or Rule 144A under the Securities Act, and (iii) no offering memorandum or other document prepared by C&C or the Cohen Subsidiaries and used to sell Securities (other than projections, which are addressed below) contained, at the time of its distribution or use, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All projections contained in any offering memorandum or other document prepared by C&C or the Cohen Subsidiaries and used to sell Securities were prepared in good faith by C&C or the Cohen Subsidiaries and were based on assumptions deemed by C&C or the Cohen Subsidiaries to be reasonable at the time of preparation and/or use of such memorandum or other document.

(d) Except as set forth in Section 4.11(d) of the Cohen Disclosure Schedule, as of the date hereof:

(i) no CDO, CLO or Fund fails to comply with any of the “collateral coverage tests,” the “collateral quality tests” or any other test or measurement of a similar nature required to be maintained under the relevant CDO/Fund Documents. For purposes of this Agreement, the term “CDO/Fund Documents” shall mean, collectively: (i) all agreements and arrangements for the distribution of securities issued by a CDO, CLO or Fund by which any of the CDOs, CLOs or Funds is or was bound; (ii) all custody agreements, indentures, transfer agent agreements and similar agreements or arrangements (other than agreements, contracts and commitments relating to CDO, CLO or Fund investments) by which any of the CDOs, CLOs or Funds is bound; (iii) all other investment advisory, management, servicing, administration and similar agreements by which any of the CDOs,

CLOs or Funds is or was bound; and (iv) all other agreements, contracts and commitments (other than agreements, contracts and commitments relating to CDO, CLO or Fund investments) that are material to the business or operations of any of the CDOs, CLOs or Funds by which any such CDO, CLO or Fund is bound;

(ii) none of the CDOs, CLOs or Funds has received any notice from any Rating Agency to the effect that the ratings on the securities issued by a CDO, CLO or Fund have been withdrawn, downgraded, or put on a watchlist, negative watch, negative outlook, or any other similar list of any Rating Agency since the issue date of each such security;

(iii) there are no fees that are due and payable to C&C or the Cohen Subsidiaries by the CDOs, CLOs or Funds but remain unpaid beyond any applicable grace periods; and

(iv) to C&C’s knowledge, no CDO, CLO or Fund has received written notice from any Governmental Authority within the past two years asserting that the CDO, CLO or Fund is not in compliance with applicable Law.

(e) To C&C’s knowledge, C&C’s and Cohen Subsidiaries’ right to receive all fees and expense reimbursements from any CDO, CLO or Fund under the CDO/Fund Documents is a valid and binding obligation of such CDO, CLO or Fund, enforceable against such CDO, CLO or Fund in accordance with the terms of the CDO/Fund Documents. Except as set forth in Section 4.11(e) of the Cohen Disclosure Schedule, C&C’s and Cohen Subsidiaries’ right to receive fees under the CDO/Fund Documents is free and clear of any Encumbrance, and neither C&C nor any Cohen Subsidiary has sold, assigned, pledged or otherwise transferred any such right, in whole or in part, to any person. Except as set forth in Section 4.11(e) of the Cohen Disclosure Schedule, assuming the conditions under the CDO/Fund Documents are satisfied, C&C and the Cohen Subsidiaries will have the right to receive fees from the CDO, CLO or Fund, subject to the terms of the CDO/Fund Documents, and, to C&C’s knowledge, no event has occurred that would result in C&C or any Cohen Subsidiary not being entitled to receive fees from the CDO, CLO or Fund. Consummation of the Combination and the transactions contemplated under this Agreement will not materially adversely affect C&C’s or any Cohen Subsidiary’s right to receive fees from the CDOs, CLOs or Funds.

(f) C&C and the Cohen Subsidiaries are in compliance with the terms of each Investment Contract with each Client. For purposes of this Agreement, “Client” shall mean any client (as the term is used in the Investment Advisers Act Rule 203(b)(3)-1) for which C&C and the Cohen Subsidiaries provide investment management, investment advisory or administrative services on the date of this Agreement. There are no material disputes pending, or to C&C’s knowledge, threatened with any Client or with any former Client. C&C has made available to AFN true and complete copies of all material Investment Contracts.

Section 4.12. Litigation. Except as set forth in Section 4.12 of the Cohen Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending before any Governmental Authority or, to the knowledge of C&C, threatened by or against C&C or any of the Cohen Subsidiaries. Neither C&C nor any of the Cohen Subsidiaries is subject to any outstanding order, writ, judgment, decree, injunction or settlement that would have a Material Adverse Effect on C&C.

Section 4.13. Compliance with Applicable Law. C&C and the Cohen Subsidiaries hold all permits, licenses, authorizations, certificates, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Cohen Permits”) and no suspension or cancellation of any of the Cohen Permits is pending or, to the knowledge of C&C, threatened, in each case except where the failure to hold any such Cohen Permit or the suspension or cancellation thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on C&C. Each of C&C and the Cohen Subsidiaries is in compliance with the terms and conditions of the Cohen Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on C&C. The businesses of C&C and the Cohen Subsidiaries have not been and are not being conducted in violation of any Law except for violations that would not have a Material Adverse Effect on C&C. No investigation or review by any Governmental Authority with respect to C&C or any of the Cohen Subsidiaries is pending or, to the knowledge of C&C, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome could not reasonably be expected to have a Material Adverse Effect on C&C.

Section 4.14. Regulatory Compliance.

(a) Each of the Cohen Subsidiaries set forth in Section 4.14(a) of the Cohen Disclosure Schedule (the “Regulated Subsidiaries”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and is in material compliance with its obligations under the Investment Advisers Act. C&C has made available to AFN true and complete copies of each Regulated Subsidiary’s most recent Form ADV. Each Regulated Subsidiary has made all material amendments to its Form ADV as it is required to make prior to the date of this Agreement under the Investment Advisers Act. No Regulated Subsidiary is duly registered as a commodity trading adviser and a commodity pool operator under the Commodity Exchange Act. C&C has made available to AFN true, complete and correct copies of all material documents related to such registration.

(b) Section 4.14(b) of the Cohen Disclosure Schedule sets forth a true, complete and correct list of each of the Cohen Subsidiaries that are registered as a broker-dealer, as well as the federal, state and foreign jurisdictions in which such entity is so registered. C&C has made available to AFN a copy of the currently effective Form BD, together with all amendments, as filed by C&C or the Cohen Subsidiaries with the SEC. Except as set forth in Section 4.14(b) of the Cohen Disclosure Schedule, the information contained in such form was complete and accurate in all material respects as of the time of filing thereof and remains complete and accurate in all material respects as of the date hereof. Except as set forth in Section 4.14(b) of the Cohen Disclosure Schedule, C&C is not aware of any facts or circumstances that would cause FINRA to revoke or restrict the authorizations of each Cohen Subsidiary registered with FINRA to operate as a broker-dealer after the Combination contemplated by this Agreement.

(c) Cohen & Company Securities, LLC, a wholly-owned subsidiary of C&C, is not and has not been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), and is not subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, the registration as a broker-dealer under Section 15 of the Exchange Act. None of Cohen & Company Securities, LLC or its employees or associated persons is or, to C&C’s knowledge, has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, the registration as a broker-dealer under Section 15 of the Exchange Act. To C&C’s knowledge, there is currently no investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.

(d) Each Cohen Subsidiary required to be registered, licensed or qualified as an investment adviser, broker-dealer or other applicable regulatory category with the FINRA, the SEC, the securities commission of any state or foreign jurisdiction or any self-regulatory organization is duly registered, licensed and/or qualified as such and such registrations, licenses and/or qualifications are in full force and effect.

Section 4.15. Tax Matters.

(a) All Tax Returns required to be filed with any taxing authority by, or with respect to, C&C and the Cohen Subsidiaries have been filed in accordance with all applicable Law, and such Tax Returns are correct and complete in all material respects. C&C and the Cohen Subsidiaries have timely paid all Taxes shown as due and payable on such Tax Returns. C&C and the Cohen Subsidiaries have made a provision for all Taxes payable by C&C and the Cohen Subsidiaries for which no Tax Return has yet been filed. The most recent C&C Financial Statements reflect an adequate reserve for all Taxes payable by C&C and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) Neither C&C nor any of the Cohen Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which C&C was the common parent. Neither C&C nor any of the Cohen Subsidiaries is party to any Tax sharing, Tax indemnity or similar agreement or arrangement.

(c) C&C is and since its formation has been properly classified as a partnership, and not as an association taxable as a corporation, for U.S. federal income tax purposes and for the purposes of all other jurisdictions in which C&C files or is required to file a Tax Return. C&C is not a publicly traded partnership treated as a corporation under Section 7704 of the Code.

(d) C&C and the Cohen Subsidiaries have not made any payments, are not obligated to make any payments and are not a party to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible under Section 162(m) or 280G of the Code.

(e) During the five-year period ending on the date hereof, none of the Cohen Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) The Cohen Subsidiaries are not and have not been within the previous five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither C&C nor the Cohen Subsidiaries is a partnership described in Treasury Regulation Section 1.1445-11T(d)(1).

(g) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending with regard to any material Taxes or Tax Returns of C&C or any Cohen Subsidiary; (ii) no deficiency for Taxes of C&C or any Cohen Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of C&C, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) neither C&C nor any Cohen Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither C&C nor any of the Cohen Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (v) and no power of attorney with respect to any Tax matter is currently in force with respect to C&C or any of the Cohen Subsidiaries.

(h) C&C and Cohen Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) No claim has been made in writing by a taxing authority in a jurisdiction where C&C or any Cohen Subsidiary does not file Tax Returns that C&C or any such Cohen Subsidiary is or may be subject to taxation by that jurisdiction.

(j) There are no Tax liens upon any property or assets of C&C or any C&C Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

(k) Except as set forth in Section 4.15(k) of the Cohen Disclosure Schedule, neither C&C or any Cohen Subsidiary has any permanent establishment in any country other than its country of incorporation.

(l) Except as set forth in Section 4.15(l) of the Cohen Disclosure Schedule, neither C&C or any Cohen Subsidiary: (i) has conducted business outside the United States; or (ii) has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

(m) Each of C&C and each Cohen Subsidiary (A) believes it has substantial authority for or (B) has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable state laws; and (ii) none of them has participated in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder or any similar provision under applicable Laws.

Section 4.16. Real Property.

(a) Neither C&C nor any of the Cohen Subsidiaries owns any real property. Section 4.16(a) of the Cohen Disclosure Schedule contains a true and correct list of each parcel of real property leased, subleased or occupied to or by C&C or any of the Cohen Subsidiaries (the “Cohen Leased Real Property”) and includes the parties to such lease or sublease, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease as of the Effective Time.

(b) C&C and the Cohen Subsidiaries, as applicable, have valid leasehold interests in all Cohen Leased Real Property. C&C and the Cohen Subsidiaries, as applicable, have such rights of ingress and egress with respect to such Cohen Leased Real Property, buildings, structures, facilities, fixtures and other improvements as are required to conduct the applicable portions of the business of C&C and the Cohen Subsidiaries in a safe, efficient and lawful manner consistent with past practice. None of such Cohen Leased Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any material respect.

(c) C&C and the Cohen Subsidiaries, as applicable, have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Cohen Leased Real Property for the full term of the lease of such properties. Each lease referred to in Section 4.16(a) of the Cohen Disclosure Schedule is a legal, valid and binding agreement, enforceable in accordance with its terms and there is no, and neither C&C nor any of the Cohen Subsidiaries has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder. Neither C&C nor any of the Cohen Subsidiaries owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(d) C&C has delivered to AFN prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters).

(e) The Cohen Leased Real Property includes all real property that is used or held for use in connection with the conduct of the business of C&C and the Cohen Subsidiaries as presently conducted and as presently planned to be conducted.

Section 4.17. Environmental.

(a) (i) C&C and the Cohen Subsidiaries comply and have complied in all material respects with all applicable Environmental Laws, (ii) to the knowledge of C&C, no material amount of Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged from, onto or under any of the properties currently leased, operated or otherwise used by C&C or the Cohen Subsidiaries (including soils, groundwater, surface water, buildings or other structures) during the time period the properties have been leased, operated or otherwise used by C&C or the Cohen Subsidiaries, (iii) to the knowledge of C&C, no material amount of Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by C&C or the Cohen Subsidiaries during the period of ownership, lease, operation or use by C&C or the Cohen Subsidiaries, (iv) neither C&C nor any of the Cohen Subsidiaries is subject to any material liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) neither C&C nor any of the Cohen Subsidiaries has received any notice, demand, letter, claim or request for information alleging that C&C or any of the Cohen Subsidiaries is or may be in violation of or liable under any Environmental Law, (vi) neither C&C nor any of the Cohen Subsidiaries is subject to any order, decree, injunction or other directive of any Governmental Authority or is subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances and (vii) to the knowledge of C&C, there are no circumstances or conditions involving C&C and the Cohen Subsidiaries, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by C&C or the Cohen Subsidiaries, or any of the assets (including real property) or businesses of any predecessors of C&C or the Cohen Subsidiaries that could reasonably be expected to result in any material damages or liabilities to C&C or any of the Cohen Subsidiaries arising under or pursuant to Environmental Law or in any material restriction on the ownership, use or transfer of any of the assets of C&C or any of the Cohen Subsidiaries arising under or pursuant to any applicable Environmental Law.

Section 4.18. Intellectual Property.

(a) Except as set forth in Section 4.18(a) of the Cohen Disclosure Schedule, C&C and each of the Cohen Subsidiaries own free and clear of all Encumbrances (other than Permitted Encumbrances) or have a valid and enforceable right to use all Intellectual Property necessary for the conduct of the business of C&C and the Cohen Subsidiaries as currently conducted or as proposed to be conducted (the “Cohen Intellectual Property”). Except as set forth in Section 4.18(a) of the Cohen Disclosure Schedule, neither C&C nor any of the Cohen Subsidiaries has received any notice since January 1, 2006 alleging that the conduct of the business of C&C or the Cohen Subsidiaries has infringed or misappropriated the Intellectual Property of any other person or challenging the validity or enforceability of any Cohen Intellectual Property, and there is no suit, judicial, arbitral or other similar proceeding or claim pending (or to the knowledge of C&C, threatened) against C&C or any of the Cohen Subsidiaries or, to the knowledge of C&C, against any other person, in which allegations to the same effect have been made, except for allegations, suits, proceedings and claims that, if adversely determined, would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on C&C. To the knowledge of C&C, no other person is infringing any Cohen Intellectual Property. The conduct of the respective businesses of C&C and the Cohen Subsidiaries does not infringe or misappropriate the Intellectual Property of any other person, except for such infringement as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on C&C. C&C and the Cohen Subsidiaries have taken reasonable steps to maintain the confidentiality of their material trade secrets. Neither the execution, delivery or performance of the Agreement nor the consummation of the Combination will result in the termination, breach or impairment of any third-party Intellectual Property rights or rights relating to the Cohen Intellectual Property or any contract relating thereto. C&C and each of the Cohen Subsidiaries have taken all reasonable security measures to protect and preserve the Cohen Intellectual Property. Except as set forth in Section 4.18(a) of the Cohen Disclosure, neither C&C nor any of the Cohen Subsidiaries has agreed to indemnify any person for or against any infringement or misappropriation of any Intellectual Property.

Section 4.19. Insurance. Section 4.19 of the Cohen Disclosure Schedule sets forth a list of each insurance policy of C&C and the Cohen Subsidiaries. Except as set forth in Section 4.19 of the Cohen Disclosure Schedule, a true and correct copy of each insurance policy of C&C and the Cohen Subsidiaries has been made available to AFN. All premiums payable under all such policies have been timely paid, and C&C and the Cohen Subsidiaries have otherwise complied fully with the terms and conditions of all such policies. Except as set forth in Section 4.19 of the Cohen Disclosure Schedule, there is no claim by C&C or any of the Cohen Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

Section 4.20. Transactions with Affiliates.

(a) Except for transactions for compensation of employees in the ordinary course of business, every transaction between C&C and any of its “affiliates” or its “associates” (as those terms are defined in the rules and regulations of the SEC), which is currently in effect or was consummated since January 1, 2007 and which involved the payment, or receipt, of money, benefits or other compensation is set forth in Section 4.20(a) of the Cohen Disclosure Schedule.

(b) Except as set forth in Section 4.20(b) of the Cohen Disclosure Schedule, no event since January 1, 2007 has occurred that would have been required to be disclosed by C&C pursuant to Item 404 of Regulation S-K promulgated by the SEC if C&C was subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.21. Board Approval; State Takeover Statutes. The board of managers of C&C, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (a) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Combination) are fair to and in the best interests of C&C and its members and declared this Agreement advisable, (b) approved this Agreement and the Voting Agreement and (c) recommended that its members adopt this

Agreement. With respect to C&C, to the knowledge of C&C, no state takeover statute or similar regulation (including Section 203 of the DGCL) applies to this Agreement, the Voting Agreement or the transactions contemplated hereby (including the Combination) and thereby.

Section 4.22. Certain Business Practices. Neither C&C nor any Cohen Subsidiary or, to C&C’s knowledge, any directors, managers or officers, members, agents or employees of C&C or any Cohen Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any payment in the nature of criminal bribery, (iv) provided any remuneration or received any remuneration in violation of 42 U.S.C. Section 1320a(b), the federal anti-kickback statute or any similar Law or (v) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of any federal “False Claims Act” or any similar Law.

Section 4.23. Books and Records. The minute books (or comparable records) of each of C&C and the Cohen Subsidiaries since January 1, 2006 have heretofore have been made available to AFN, have been maintained in the ordinary course of business consistent with past practice, and accurately reflect in all material respects all transactions and actions referred to in such minutes and consents in lieu of meetings. C&C has heretofore made available to AFN a true, complete and correct copy of any disclosure (or, if written, a summary thereof) by any representative of C&C or the Cohen Subsidiaries to C&C’s independent auditors relating to (a) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of C&C or any of the Cohen Subsidiaries to record, process, summarize and report financial data and any material weaknesses in internal controls and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of C&C or any of the Cohen Subsidiaries.

Section 4.24. Brokers. Except as set forth in Section 4.24 of the Cohen Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of C&C.

Section 4.25. Definition of C&C’s Knowledge. As used in this Agreement, the phrase “to the knowledge of C&C” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 4.25 of the Cohen Disclosure Schedule.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business. Each of the parties hereto covenants and agrees as to itself and its subsidiaries that, from the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, the business of it and its subsidiaries shall be conducted in the ordinary course and, to the extent consistent therewith, it and its subsidiaries shall use their respective reasonable best efforts to preserve their business organizations and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of its and its subsidiaries’ present officers, employees and agents. Without limiting the generality of the foregoing, except (A) as expressly permitted in this Agreement, (B) as set forth in Section 5.1 of the AFN Disclosure Schedule or Section 5.1 of the Cohen Disclosure Schedule, as applicable, or (C) as the other parties may approve in writing (such consent not to be unreasonably withheld, conditioned or delayed), none of the parties will, nor will it permit its subsidiaries to;

(a) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition, grant, transfer or Encumbrance of, any shares of stock, membership interests or other equity interests of itself or any of its subsidiaries (other than the issuance of shares of capital stock, membership interests or other equity interests by its wholly-owned subsidiary to it or another of its wholly-owned subsidiaries and other than the issuance of shares of stock, membership interests or other equity interests upon the exercise of options or convertible securities outstanding on the date of this Agreement and in accordance with the existing terms thereof), or securities convertible into, exchangeable or exercisable for, or rights, warrants or options to acquire, any shares of capital stock, membership interests or other equity interests of itself or any of its subsidiaries, or reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of stock, membership interests or other equity interests of itself or any of its subsidiaries or securities convertible or exchangeable into or exercisable for any shares of its stock, membership interests or other equity interests of itself or any of its subsidiaries; provided, however, that AFN shall be permitted to effectuate the Reclassification and a reverse stock split (the “AFN Reverse Stock Split”) of one AFN Common Share for every ten outstanding AFN Common Shares;

(b) grant or authorize or propose any grant of any options, appreciation rights, restricted units or stocks, phantom rights, profit participation rights, dividend equivalent rights or other forms of equity based awards or accelerate, amend or change the period of exercisability or vesting of any equity based awards granted under its unit or stock plans or authorize cash payments in exchange for any equity based awards granted under such plans, other than the issuance of units or stocks (or cash in an amount equal to the value thereof) upon the settlement of outstanding equity-based awards in accordance with their present terms; provided, however, that AFN may issue AFN Restricted Stock Awards to holders of C&C Unit Options pursuant to Section 2.3(a);

(c) except to the extent required to comply with its obligations hereunder or with applicable Law or to effectuate the Reclassification or the AFN Reverse Stock Split and except for non-substantive, ministerial amendments to instruments of subsidiaries, amend its charter, certificate of formation, bylaws, limited liability company operating agreement or similar organizational documents;

(d) acquire, sell, lease, license, pledge, encumber or otherwise dispose of any assets or any interest therein, outside the ordinary course of business which are material to itself or any of its subsidiaries, whether by asset acquisition, stock acquisition or otherwise (other than the Contribution);

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization (other than this Agreement or plans of complete or partial liquidation or dissolution of its inactive subsidiaries);

(f) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt security, guarantee any debt of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business, (ii) make any loans or advances to, or investments in, any other person, other than to itself or any of its wholly owned subsidiaries, except that Cohen & Company Securities, LLC may continue to make proprietary investments so long as the aggregate amount of such proprietary investments held by Cohen & Company Securities, LLC at any one time does not exceed the total carrying value of Cohen & Company Securities, LLC’s proprietary investments at December 31, 2008 plus $5,000,000, and no single proprietary investment exceeds $3,000,000 or (iii) make any capital contributions to any person in excess of $1,000,000, other than to any of its wholly owned subsidiaries;

(g) make or rescind any material Tax election or settle or compromise any material Tax liability of itself or any of its subsidiaries; provided, however, that any AFN Subsidiary may change its entity classification election for U.S. federal, state and/or local tax purposes;

(h) amend any Tax Return, change an annual Tax accounting period, adopt or change any Tax accounting method (except as required by applicable Law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes;

(i) make or agree to make any capital expenditures in excess of $1,000,000;

(j) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in its financial statements (or the notes thereto) as of September 30, 2008 or incurred since the date of such financial statements in the ordinary course of business;

(k) (i) modify or amend in any material respect, or terminate, any Material Contract to which it or any of its subsidiaries is a party, (ii) waive, release or assign any material rights or claims under such Material Contract, (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement, or fail to enforce any such Material Contract to the fullest extent practicable, including by seeking injunctive relief and specific performance or (iv) except in the ordinary course of business, enter into any Material Contract;

(l) create, renew or amend, or take any action that may result in the creation, renewal or amendment, of any agreement or contract or other binding obligation of itself or its subsidiaries containing any material restriction on its or any of its subsidiaries’ ability to conduct their respective businesses as they are presently being conducted;

(m) (i) increase the compensation or benefits of any director, manager, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course of business, (ii) adopt any amendment to a Benefit Plan, (iii) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, manager or officer, or any employee or consultant entitled to annual compensation in excess of $200,000 (other than in connection with the transactions contemplated by this Agreement), (iv) accelerate the payment of compensation or benefits to any director, manager, officer or employee, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined or (vi) take any action that could give rise to severance benefits payable to its or any of its subsidiaries’ officer, director, manager or employee as a result of consummation of any of the transactions contemplated by this Agreement or the Voting Agreement;

(n) make any material change to its methods of accounting in effect on the date of this Agreement, except as required by changes in Law or GAAP as agreed by its independent auditors, or change its fiscal year;

(o) enter into any transaction with any of its affiliates other than pursuant to arrangements in effect on the date hereof;

(p) accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, in each case, other than in the ordinary course of business;

(q) amend or modify the existing agreement between it and its financial advisor nor enter into any new agreement with, or otherwise engage, any additional advisors or consultants in connection with the Combination and the transactions contemplated by this Agreement;

(r) create or incur any lien for itself or any of its subsidiaries on any of its or any of its subsidiaries’ assets having a value in excess of $1,000,000;

(s) other than in the ordinary course of business, enter into any contract that would have been a Material Contract had it been entered into prior to this Agreement; or

(t) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of itself contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Combination not being satisfied or in a material delay in the satisfaction of such conditions.

Section 5.2. No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on the fortieth day following the date hereof (the “Go-Shop Period End Date”), AFN and its officers, directors, employees, agents, counsel, accountants, advisors, consultants, affiliates and other representatives (together, the “Representatives”) shall have the right (acting under the direction of the AFN Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Takeover Proposals (as hereinafter defined), including by way of public disclosure and by way of providing access to non-public information to any person (each a “Solicited Person”); and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Except as provided in Section 5.2(a), from the date hereof until the Effective Time, each party hereto shall not, and shall cause its subsidiaries and its and their Representatives not to, directly or indirectly, (i) solicit, facilitate, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Takeover Proposal. Notwithstanding the foregoing, AFN may continue to take any of the actions described in clauses (i) and (ii) above from and after the Go-Shop Period End Date with respect to any third party that has made a bona fide Takeover Proposal (acting under the direction of the AFN Special Committee) prior to the Go-Shop Period End Date and with whom it is having ongoing discussions or negotiations as of the Go-Shop Period End Date regarding a bona fide Takeover Proposal (acting under the direction of the AFN Special Committee) (each such party, an “Excluded Party”); provided, that, for purposes of qualifying as an Excluded Party, references to “15% or more” in the definition of Takeover Proposal shall be deemed to be references to a “majority.” Notwithstanding anything contained in this Section 5.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Takeover Proposal made by such party is withdrawn, is terminated or expires with respect to such Takeover Proposal. At the Go-Shop Period End Date, other than with respect to Excluded Parties, AFN shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Solicited Person conducted theretofore by AFN, any of its subsidiaries or any of their respective Representatives with respect to any Takeover Proposal and cause to be returned or destroyed all confidential information provided or made available to such Solicited Person on behalf of AFN or any of its subsidiaries.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time following the date of this Agreement and prior to obtaining the AFN Stockholder Approval, if the board of directors of AFN receives a Takeover Proposal which the board of directors of AFN concludes in good faith constitutes a Superior Proposal (as hereinafter defined), the board of directors of AFN may furnish information with respect to itself and its subsidiaries to the person making such Takeover Proposal. Notwithstanding anything to the contrary contained in this Section 5.2(c), prior to obtaining the AFN Stockholder Approval, AFN shall be permitted to take the actions permitted by Section 5.2(b) with respect to any Excluded Party. From and after the Go-Shop Period End Date, AFN shall promptly (and in any event within two business days) notify C&C in the event it receives a Takeover Proposal from a person (other than an Excluded Party) or any material revisions thereto. Without limiting the foregoing, AFN shall promptly (and in any event within two business days) notify C&C if it determines to begin providing information concerning a Takeover Proposal from a person (other than an Excluded Party) pursuant to this Section 5.2(c), indicating, in connection with such notification, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep C&C informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in AFN’s intentions with respect to the Combination.

(d) Subject to the duties of the board of directors of AFN under applicable Law, AFN shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the AFN Stockholder Approval be given; provided, however, that the board of directors of AFN may, prior to the AFN Stockholder Approval, (x) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the approval or recommendation by its board of directors or any committee thereof of the issuance of AFN Shares in the Merger or any other transaction contemplated by this Agreement, (y) approve or recommend or take no position with respect to, or publicly propose to approve or recommend or take no position with respect to, any Takeover Proposal (any of the actions described in the foregoing clauses (x), and (y) being a “Change in the Recommendation”); provided, that any communication with stockholders regarding a Takeover Proposal that is not explicitly included in (x) and (y) shall not constitute a Change in Recommendation and that nothing herein shall prevent the board of AFN or any committee from communicating the terms or status of any Takeover Proposal to AFN’s stockholders or give rise to any termination, fee or other rights to any other party under this Agreement if it does so; and provided, further, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in Recommendation) of factual information regarding the business, financial condition or results of operations of AFN or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise, to the extent that the board of directors of AFN in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law, or (z) terminate this Agreement and cause or permit AFN to enter into any letter of intent or other contract, agreement, commitment or other similar arrangement related to any Takeover Proposal; provided, that the board of directors of AFN may not take any action listed in this sentence in connection with a Takeover Proposal unless the board has determined that such Takeover Proposal constitutes a Superior Proposal. Neither the board of managers of C&C nor any committee thereof shall make a Change in the Recommendation or cause or permit C&C to terminate this Agreement and enter into any letter of intent or other contract, agreement, commitment or other similar arrangement (other than a confidentiality or similar agreement) related to any Takeover Proposal.

(e) For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal, offer or expression of interest by any third party relating to a merger, joint venture, partnership, recapitalization, reorganization, share exchange, tender offer, liquidation, dissolution, consolidation or other combination involving any of the parties hereto or any of its subsidiaries, or any purchase of more than 15% of the consolidated assets of each of the parties hereto (including the shares and assets of its subsidiaries) or more than 15% of the total voting power of any class of equity securities (other than pursuant to the exercise of stock or unit options in accordance with their terms) or the issuance of any securities (or rights to acquire securities) of each of the parties hereto or any of its subsidiaries, or any similar transaction, or any agreement, arrangement or understanding requiring any of the parties hereto to abandon, terminate or fail to consummate the Combination or the transactions contemplated by this Agreement. Any material modification of a Takeover Proposal (including any modification of the economic terms) shall constitute a new Takeover Proposal. For purposes of this Agreement, a “Superior Proposal” means a bona fide Takeover Proposal for a transaction in which a majority of the stock (or equity interests) or assets of AFN are acquired by a third party, including by merger, consolidation or other business combination (i) on terms that the board of directors of AFN determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to its stockholders from a financial point of view than the Combination (taking into account all aspects of the proposal, the party making the proposal and any changes to the Combination proposed by each of the other parties hereto in response to the receipt by AFN of such Superior Proposal), (ii) that is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the board of directors of AFN, such contingency is reasonably capable of being satisfied by such third party, and (iii) that is otherwise reasonably capable of being consummated in a timely fashion.

Section 5.3. Proxy Statement/Prospectus; Form S-4; Stockholder Approvals.

(a) As soon as practicable following the date of this Agreement, AFN and C&C shall prepare and file with the SEC the Proxy Statement/Prospectus, and AFN shall prepare and file with the SEC the Form S-4 in connection with the issuance of AFN Common Shares in the Merger. Each of AFN and C&C shall respond to any comments of the SEC and shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, in each case as promptly as practicable after such filing, and each of AFN and C&C shall cause the Proxy Statement/Prospectus to be mailed to its respective shareholders or members, as the case may be, at the earliest practicable time after both the Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. C&C shall cooperate fully with AFN in the preparation of the Form S-4, including the Proxy Statement/Prospectus, and shall furnish AFN with all information reasonably requested by AFN for inclusion therein or otherwise in respect thereof. AFN shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the AFN Shares in the Merger (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) and C&C shall furnish all information concerning itself and the holders of its units of membership interests as may be reasonably requested by AFN in connection with any such action.

(b) AFN and C&C each agrees, as to itself and its affiliates, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference, as applicable, in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to AFN stockholders and at the time of the AFN Stockholders’ Meeting and at the date of mailing to C&C members and at the time of the meeting of C&C members, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statement was made, not misleading. AFN and C&C each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement/Prospectus or the Form S-4 to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other and to take appropriate steps to correct the Proxy Statement/Prospectus or the Form S-4. AFN and C&C will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act.

(c) AFN shall, as soon as practicable following the date on which AFN is notified that the SEC has cleared the Proxy Statement/Prospectus and declared the Form S-4 effective, establish a record date for, duly call, give notice of, convene and hold the AFN Stockholders’ Meeting solely for the purposes of obtaining the AFN Stockholder Approval and shall, through its board of directors, recommend to its stockholders the approval of the Combination and the other transactions contemplated in this Agreement; provided, however, that AFN shall be permitted to delay or postpone convening the AFN Stockholders’ Meeting to the extent that the board of directors of AFN or any committee thereof, after consultation with outside legal counsel, reasonably believes that such delay or postponement is required by its duties under applicable Law.

(d) C&C shall, as soon as practicable following the date on which C&C is notified that the SEC has cleared the Proxy Statement/Prospectus and declared the Form S-4 effective, establish a record date for, duly call, give notice of, convene and hold a meeting solely for the purposes of obtaining the Cohen Approval and shall, through its board of managers, recommend to its members the adoption of this Agreement and the Combination.

Section 5.4. Access to Information; Confidentiality.

(a) Subject to applicable Law, each party hereto shall (and shall cause each of its subsidiaries to) provide the other parties’ Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its personnel, books, contracts and records and, during such period, each party shall (and shall cause each of its subsidiaries to) furnish promptly to the other parties all information concerning its business, properties, assets and personnel as the other parties hereto and their Representatives may reasonably request; provided that the foregoing shall not require any of the parties hereto (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of such party or any of its subsidiaries. No investigation conducted before or after the date of this Agreement or conducted pursuant to this Section 5.4 or otherwise, shall affect any representation or warranty made by any party hereunder.

(b) Until the Effective Time, each party hereto shall hold, and shall use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws (including, without limitation, in connection with obtaining the necessary consents and approvals of any Governmental Authority or third persons required for the consummation of the transactions contemplated by this Agreement), provided that, to the extent reasonably practicable, each party shall provide the other parties with reasonable notice of such compelled disclosure, or (ii) disclosed in an action or proceeding brought by a party to this Agreement but only to the extent necessary to enforce its rights or exercise its remedies hereunder, all nonpublic documents and confidential information concerning the other parties furnished to it by the other parties or their Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (w) known by any of the other parties or any of its Representatives prior to disclosure by such party (as evidenced by written records), (x) in the public domain through no fault of the other parties and their Representatives, (y) later acquired by any of the other parties or any of its Representatives from another source if any of the other parties or any of its Representatives is not aware that such source is under an obligation to keep such documents and information confidential or (z) proven by any of the other parties to be independently developed by that party or any of its Representatives (as evidenced by contemporaneous independent documentation).

Section 5.5. Notice Obligations. From time to time prior to the Effective Time, each party hereto shall notify the other parties in writing with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the AFN Disclosure Schedule or the Cohen Disclosure Schedule, as the case may be, or that is necessary to complete or correct any information in such schedule or in any representation and warranty of such party that has been rendered inaccurate thereby or that would cause a condition to the closing hereof not to be satisfied. Each party hereto shall promptly inform the other parties of any claim by a third party that a Material Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated by this Agreement, no such notification or related information shall be deemed to modify or qualify any representations or warranties. Each party hereto will consult with the other parties reasonably in advance of making publicly available its financial results or filing any document with the SEC.

Section 5.6. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto shall comply as promptly as practicable with any Laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other person in connection with such transactions is necessary. Each of the parties hereto shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other person regarding any of the transactions contemplated by this Agreement) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing). Each of the parties hereto shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate in such meeting. The parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

(c) Each of the parties hereto will cooperate and use its respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all Cohen Permits and AFN Permits and all Material Contracts to which C&C and AFN are a party will remain in full force and effect after the Effective Time.

Section 5.7. Financial Statements. On or prior to March 31, 2009, C&C shall deliver to AFN a copy of its audited consolidated balance sheets of C&C and its subsidiaries as of December 31, 2008, and the related audited consolidated statements of operations, members’ equity and cash flows of C&C and its subsidiaries, for the fiscal year ended December 31, 2008, together with all related notes and schedules thereto (the “C&C 2008 Audited Financial Statements”). The C&C 2008 Audited Financial Statements shall be accompanied by the corresponding audit report of Grant Thornton LLP, independent auditors of C&C, and shall include the unqualified opinion thereon of Grant Thornton LLP.

Section 5.8. Financing Commitment. C&C shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing commitment referred to in Section 6.3(g).

Section 5.9. Certain Litigation. Each of the parties hereto shall give the other parties a reasonable opportunity to consult in the defense of any stockholder litigation or member litigation against any of the parties hereto or their directors or managers relating to the transactions contemplated by this Agreement.

Section 5.10. Publicity. Except as otherwise required by Law, court process or the rules of any applicable securities exchange or national quotation system or as contemplated or provided elsewhere in this Agreement, none of the parties hereto, or any of their respective controlled affiliates, shall issue, or cause the publication of, any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other parties on a basis reasonable under the circumstances so as to provide a meaningful opportunity for the other parties to review and comment upon such press release or other announcement and the delivering party shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

Section 5.11. Reverse Stock Split/Reclassification. AFN shall use its reasonable best efforts to effect the AFN Reverse Stock Split and the Reclassification prior to the Closing.

Section 5.12. Listing. Prior to the Effective Time, AFN shall use its reasonable best efforts to cause AFN Common Shares to be issued in connection with the Merger to be listed on the NYSE Alternext US (formerly known as the American Stock Exchange) (the “NYSE Alternext”) or any other national securities exchange registered with the SEC under Section 6 of the Exchange Act, subject to official notice of issuance, as of or prior to the Effective Time.

Section 5.13. Indemnification; Insurance.

(a) AFN and the C&C Surviving Company agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, managers or officers of AFN, C&C and their respective subsidiaries, as provided in their respective organizational documents, shall survive the Combination and shall continue in full force and effect in accordance with their terms.

(b) For six years from the Effective Time, AFN shall maintain in effect the current directors’ and officers’ liability insurance covering those directors or managers and officers who are currently covered by (i) AFN’s directors’ and officers’ liability insurance policy and (ii) C&C’s directors’ and officers’ liability insurance policy (a complete and correct copy of each which was made available to AFN before the date of this Agreement), with respect to actions or omissions occurring prior to the Effective Time, whether or not asserted prior to the Effective Time (or, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of AFN or any of its subsidiaries or otherwise obtained by AFN, so long as the terms and conditions thereof are no less advantageous to the intended beneficiaries than the terms and conditions of AFN’s and C&C’s current policies mentioned in (i) and (ii) above, provided that such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time).

(c) This Section 5.13 shall survive the consummation of the Combination, shall be enforceable by the parties referred to herein, and shall be binding upon all successors and assigns of the C&C Surviving Company.

Section 5.14. Employee Benefit Plans. On or prior to the Effective Time, AFN will establish (subject to obtaining any necessary stockholder approval) a “cash bonus plan” consistent with the “performance-based compensation” provisions of Section 162(m) of the Code and applicable Treasury Regulations promulgated thereunder so as to permit bonuses paid under the plan to qualify as exempt from the limitations on deductibility that may otherwise apply to compensation paid to certain executive officers. AFN will use its reasonable best efforts to secure any necessary approvals by the holders of AFN Common Shares for the plan at the AFN Stockholders’ Meeting.

Section 5.15. Section 16 Matters. Prior to the Effective Time, the board of directors of AFN and the board of managers of C&C shall take all reasonable actions as may be required or permitted to cause any (i) conversion of C&C Units into AFN Shares and (ii) the acquisition of AFN Shares pursuant to the terms of this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to Each Party’s Obligation to Effect the Combination. The respective obligation of each party to effect the Combination shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Approvals. The AFN Stockholder Approval and the Cohen Approval shall have been obtained in accordance with applicable Law or the rules of any national securities exchange on which the AFN Common Shares are then listed or traded.

(b) Registration Statement on Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.

(c) Consents and Regulatory Approvals. All necessary consents, approvals and authorizations of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, including, if necessary, approval of the Combination by FINRA and the Financial Services Authority of the United Kingdom.

(d) Legal Action. No statute, rule, ruling, regulation, judgment, decision, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated, issued or enforced by any court or other Governmental Authority that prohibits, enjoins or restricts the consummation of the Combination or the other transactions contemplated by this Agreement.

(e) Listing. AFN Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE Alternext or any other national securities exchange that is registered with the SEC under Section 6 of the Exchange Act, subject only to official notice of issuance.

(f) Termination Events. None of the events or conditions entitling any of the parties to terminate this Agreement under Article VII shall have occurred and be continuing.

Section 6.2. Conditions to the Obligations of C&C. The obligations of C&C to effect the Combination shall be subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties. Each of representations and warranties made by AFN and Merger Sub in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by AFN and Merger Sub in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) Performance. AFN and Merger Sub shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing Date.

(c) Consents. All consents or approvals listed in Section 3.4 of the AFN Disclosure Schedule, and any other consents or approvals, the absence of which would result in a Material Adverse Effect on AFN shall have been obtained and C&C shall have received copies of such consents or approvals in form and substance reasonably satisfactory to C&C.

(d) Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that has had, or reasonably could be expected to have, a Material Adverse Effect on AFN.

(e) AFN Board of Directors. All necessary corporate action shall have been taken such that, as of the Effective Time, the board of directors of AFN will consist of ten directors, four of whom have been designated by AFN and five of whom have been designated by C&C, each named on Schedule 6.2(e) hereto, and one additional person that will be designated by C&C prior to the Effective Time.

(f) Reverse Stock Split/Reclassification. The AFN Reverse Stock Split and the Reclassification shall have been effectuated.

(g) Officers of AFN. All necessary corporate action shall have been taken such that, as of the Effective Time, Daniel G. Cohen will be elected as chairman of the board of directors of AFN and appointed as the chief executive officer of AFN.

(h) Officer’s Certificate. AFN shall have delivered to C&C a certificate, dated the Closing Date and duly executed by a senior officer of AFN, in form and substance reasonably satisfactory to C&C, to the effect of (a)–(d) of this Section 6.2.

Section 6.3. Conditions to the Obligations of AFN and Merger Sub. The obligations of AFN and Merger Sub to effect the Combination shall be subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by C&C in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by C&C in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) Performance. C&C shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing Date.

(c) Consents. All consents or approvals listed in Section 4.4 of the Cohen Disclosure Schedule, and any other consents or approvals, the absence of which would result in a Material Adverse Effect on C&C shall have been obtained and AFN shall have received copies of such consents or approvals in form and substance reasonably satisfactory to AFN.

(d) Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that has had, or reasonably could be expected to have, a Material Adverse Effect on C&C.

(e) Officer’s Certificate. C&C shall have delivered to AFN a certificate, dated the Closing Date and duly executed by a senior officer of C&C, as the case may be, in form and substance reasonably satisfactory to AFN, to the effect of (a)–(d) of this Section 6.3.

(f) Liquidation of Cohen Financial Group, Inc. A certificate of dissolution of Cohen Financial Group, Inc. shall have been filed with the Secretary of State of the State of Delaware and Cohen Financial Group, Inc. shall have been liquidated.

(g) Financing Commitment. C&C shall have obtained a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least three years and a principal amount of at least $30,000,000.

(h) Financial Statements. The C&C 2008 Audited Financial Statements shall not reflect more than a $5 million reduction in members’ equity or a $5 million increase in net loss, as compared to the schedule of preliminary and unaudited financial results provided to the AFN Special Committee under separate cover and specifically identified as having been delivered pursuant to this Section 6.3(h), after giving effect to the adjustments set forth in that schedule.

(i) C&C Surviving Company. At the Effective Time, AFN shall be the beneficial owner of at least a majority of the New C&C Units.

ARTICLE VII

TERMINATION; AMENDMENT AND EXPENSES

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the AFN Stockholder Approval or the Cohen Approval:

(a) by mutual written consent of AFN, Merger Sub and C&C.

(b) by AFN or C&C, by written notice to each other:

(i) if (A) the AFN Stockholder Approval shall not have been obtained at the AFN Stockholders’ Meeting or any adjournment or postponement thereof; or (B) the Cohen Approval shall not have been obtained by the later of (x) July 15, 2009 or (y) the date of the AFN Stockholder Approval; provided that the right to terminate this Agreement pursuant to this paragraph (b)(i) shall not be available to (1) any party seeking termination who at the time is in breach of or has failed to perform its obligations under this Agreement or (2) C&C, if the actions or inactions of the external manager of AFN have resulted in a breach by AFN or a failure by AFN to perform its obligations under this Agreement;

(ii) if the Effective Time shall not have occurred by September 30, 2009 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this paragraph (b)(ii) shall not be available to (x) any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur before the Drop Dead Date or (y) C&C, if the actions or inactions of the external manager of AFN has caused AFN to fail to perform any of its obligations under this Agreement thus causing or resulting in the failure of the Effective Time to occur before the Drop Dead Date; or

(iii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this paragraph (b)(iii) shall not be available to any party whose failure to comply with Section 5.6 has caused or resulted in such action.

(c) by written notice of AFN:

(i) in accordance with Section 5.2, in order to enter into any letter of intent or other contract, agreement, commitment or other similar arrangement related to any Takeover Proposal, provided that it has complied with all provisions thereof and has paid C&C the fees contemplated by Section 7.3(b) in accordance with the terms of such section;

(ii) if any representation or warranty of C&C set forth in this Agreement shall have been inaccurate when made or become inaccurate, or if a breach of any covenant or agreement of C&C contained in this Agreement shall have occurred, such that Section 6.3(a) or 6.3(b), as applicable, would not be satisfied, which in any such case would prevent C&C from consummating the Combination before the Drop Dead Date, and such inaccuracy or breach is incapable of being cured before the Drop Dead Date or shall remain uncured 30 days after written notice thereof shall have been delivered to C&C; or

(iii) within five business days after delivery to AFN of C&C’s 2008 Audited Financial Statements pursuant to Section 5.7, if such audited financial statements fail to satisfy the condition to closing set forth in Section 6.3(h).

(d) by written notice of C&C:

(i) if the board of directors of AFN shall have (x) made a Change in the Recommendation, (y) failed to reaffirm publicly the AFN Recommendation within five business days of being requested by C&C to do so or (z) resolved to take any of the foregoing actions;

(ii) if any representation or warranty of AFN or Merger Sub set forth in this Agreement shall have been inaccurate when made or become inaccurate, or if a breach of any covenant or agreement of AFN or Merger Sub contained in this Agreement shall have occurred, such that Section 6.2(a) or 6.2(b), as applicable, would not be satisfied, which in any such case would prevent AFN or Merger Sub from consummating the Combination before the Drop Dead Date, and such inaccuracy or breach is incapable of being cured before the Drop Dead Date or shall remain uncured 30 days after written notice thereof shall have been delivered to AFN or Merger Sub; provided, however, that C&C shall have no right to terminate this Agreement pursuant to this paragraph (d)(ii) if the actions or inactions of the external manager of AFN has caused any representation or warranty of AFN or Merger Sub to be inaccurate or has caused AFN or Merger Sub to breach any covenant or agreement of AFN or Merger Sub contained herein; or

(iii) if either the AFN Reverse Stock Split or the Reclassification has not been effectuated as of the Drop Dead Date.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

Section 7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall forthwith become void except as specifically provided herein and, except as provided in this Section 7.2 and in Sections 5.4 (in respect to confidentiality obligations) and 7.3 and Article VIII (each of which will survive termination), and there shall be no liability or obligation on the part of AFN or C&C or their respective officers, directors or managers; provided, however, that nothing herein shall relieve any party for liability for fraud or any willful breach hereof.

Section 7.3. Fees and Expenses.

(a) Whether or not the Combination is consummated and except as otherwise provided in this Agreement, including without limitation Section 7.3(b), each party shall bear its own expenses in connection with the transactions contemplated by this Agreement; provided that C&C and AFN shall bear equally the costs of filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of any advisors, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby, and the out-of-pocket expenses of the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement/Prospectus and

the solicitation of the AFN Stockholder Approval. If any party fails to pay the other parties any amounts due under Section 7.3(a) or 7.3(b), the party failing to make such payment shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment.

(b) If this Agreement is terminated (i) by AFN pursuant to Section 7.1(c)(i) [Superior Proposal], by C&C pursuant to Section 7.1(d)(iii) [AFN Reverse Stock Split/Reclassification] or, following an AFN Takeover Proposal: by any party hereto pursuant to Section 7.1(b)(i)(A) [AFN Stockholder Approval] or Section 7.1(b)(ii) [Drop Dead Date], if within twelve months of such termination pursuant to Section 7.1(b)(i)(A) or Section 7.1(b)(ii), AFN enters into a definitive agreement with a third party with respect to any Takeover Proposal or any Takeover Proposal with respect to AFN is consummated, or by C&C pursuant to Section 7.1(d)(i) [Change in Recommendation], then AFN shall pay to C&C the Break-up Fee by wire transfer of immediately available funds to accounts specified to AFN by C&C and (ii) by any party pursuant to Section 7.1(b)(i)(B) [C&C Stockholder Approval] or by AFN pursuant to Section 7.1(c)(iii) [Financial Statement Closing Condition] or pursuant to Section 7.1(b)(ii) [Drop Dead Date] if, in the case of termination by AFN pursuant to Section 7.1(b)(ii), as of the date of such termination, C&C has failed to satisfy either of the conditions set forth in Sections 6.3(f) and 6.3(g), then C&C shall pay to AFN the Break-up Fee by wire transfer of immediately available funds to accounts specified to C&C by AFN. For purposes of this Agreement, the term “Break-up Fee” shall mean $1,000,000 plus the other parties’ fees and expenses actually incurred in connection with the transactions contemplated in this Agreement not to exceed $1,000,000; provided however, that the Break-up Fee shall mean $1,000,000 if the Takeover Proposal that results in the action or event that forms the basis for such termination is submitted by an Excluded Party before the Go-Shop Period End Date and the right to terminate this Agreement arises, with respect to such Takeover Proposal, no later than five (5) days following the Go-Shop Period End Date. For purposes of this Section 7.3(b), references to “15% or more” in the definition of Takeover Proposal shall be deemed to be references to a “majority.” Any payment of the Break-up Fee required by this Section 7.3(b) shall be payable (1) in the case of termination of this Agreement by AFN under Section 7.1(c)(i), concurrently with the effective date of such termination (i.e., following the five business days waiting period), or (2) in any other case, within three business days after the date of termination. C&C and AFN each acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, C&C and AFN would not enter into this Agreement. Accordingly, if AFN or C&C fails to pay the amount due pursuant to this Section 7.3(b) when it is required to be paid, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the failing party for the Break-up Fee, the failing party shall pay the other party’s costs and expenses (including reasonable attorneys’ fees) in connection with such suit, including any costs of collection, together with interest on the amount of the fee at the rate of 10% per annum from the date such Break-up Fee was required to be paid.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Nonsurvival of Representations and Warranties. Other than as described in Section 7.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement that by its terms contemplates performance after the Effective Time.

Section 8.2. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to AFN or Merger Sub:

Cira Center

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Attention: John J. Longino

Facsimile: (212) 701-8282

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner

       Richard D. Pritz

Facsimile: (212) 878-8375

If to C&C:

Cohen Brothers, LLC

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Attention: Joseph Pooler

Facsimile: (215) 701-8280

With a copy (which shall not constitute notice) to:

WolfBlock LLP

1650 Arch Street, 22nd Floor

Philadelphia, PA 19103

Attention: Hersh Kozlov

       Darrick M. Mix

Facsimile: (215) 977-2740

and

Cohen & Company

135 East 57th Street, 21st Floor

New York, New York 10022

Attention: Rachael Fink

Facsimile: (866) 543-2907

Section 8.3. Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 8.4. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 8.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement at any time before or after obtaining the AFN Stockholder Approval and the Cohen Approval, but, after any such AFN Stockholder Approval or the Cohen Approval has been obtained, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange or quotation system requires further approval by AFN’s stockholders or by C&C members without obtaining such further approval.

Section 8.6. No Third-Party Beneficiary. Except as set forth in Section 5.13, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person except for the right of each of AFN and C&C on behalf of its stockholders/members to pursue and recover damages (including damages based on loss of the economic benefits of the Combination to each party’s stockholders or members, as applicable) for breach of this Agreement (whether such claim is brought before or after termination of this Agreement), which right is expressly agreed to by the other parties hereto.

Section 8.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 8.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 8.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 8.2. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 8.9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 8.10. Non-Exclusive Remedy. None of the remedies provided in this Agreement nor specific performance is the exclusive remedy of the parties for a breach of this Agreement and the parties have the right to seek any other remedy in law or equity or in addition to and lieu of or in addition to any remedies provided for in this Agreement, including, without limitation, an action for damages for breach of contract.

Section 8.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.13. Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

Section 8.14. Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action shall be taken on the next business day following such day.

(i) References to a person are also to its permitted successors and assigns.

(j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k) The term “reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(l) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. For the avoidance of doubt, a subsidiary shall not include any CDOs or CLOs in which AFN owns any equity.

(m) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

(n) A “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALESCO FINANCIAL INC.

By:	/s/ James J. McEntee, III
Name:	James J. McEntee, III
Title:	Chief Executive Officer and President

FORTUNE MERGER SUB, LLC

By:	/s/ James J. McEntee, III
Name:	James J. McEntee, III
Title:	Chief Executive Officer and President

COHEN BROTHERS, LLC

By:	/s/ Christopher Ricciardi
Name:	Christopher Ricciardi
Title:	Chief Executive Officer